Exhibit 2.1

ASSET PURCHASE AGREEMENT

by and between

WESTELL, INC.,

WESTELL TECHNOLOGIES, INC.,

NETGEAR, INC.

and

NETGEAR HOLDINGS LIMITED

Dated as of March 17, 2011

Asset Purchase Agreement	Execution Version

Asset Purchase Agreement		Execution Version

i

(continued)

Asset Purchase Agreement		Execution Version

ii

(continued)

Asset Purchase Agreement		Execution Version

iii

(continued)

Asset Purchase Agreement		Execution Version

iv

(continued)

Asset Purchase Agreement		Execution Version

v

(continued)

		Page

16.	AMENDMENT	55

17.	WAIVER	56

18.	TIME OF THE ESSENCE	56

19.	ASSIGNMENT	56

20.	COUNTERPARTS; ELECTRONIC SIGNATURE	56

21.	THIRD PARTIES	56

22.	SEVERABILITY	56

23.	CERTAIN RULES OF CONSTRUCTION	56

Asset Purchase Agreement		Execution Version

vi

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT is made as of March 17, 2011, by and between WESTELL, INC., an Illinois corporation (“Seller”), WESTELL TECHNOLOGIES, INC., a Delaware corporation and the sole shareholder of the Seller (the “Shareholder”), NETGEAR, INC., a Delaware corporation (“Purchaser”) and NETGEAR HOLDINGS LIMITED, a limited liability company organized under the laws of Ireland and a subsidiary of Purchaser (“IP Purchaser”).

RECITALS

Westell, Inc., through its Customer Networking Solutions (“CNS”) Division, operates a business based in Aurora, Illinois that makes, designs, supports and supplies wireline based broadband networking Customer Premises Equipment to North American broadband service providers and Purchaser and IP Purchaser desire to purchase, and Seller desires to sell, substantially all of the assets of the CNS Division (as defined below) as a going concern upon the terms and subject to the conditions hereinafter set forth.

ACCORDINGLY, in consideration of the premises and of the mutual agreements, provisions and covenants herein contained, the parties intending to be legally bound hereto hereby agree as follows:

1. DEFINITIONS. For purposes of this Agreement, the following definitions shall apply:

Actions or Proceedings. “Actions or Proceedings” shall have the meaning set forth in Section 2.5(d) hereof.

Affiliate. “Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. The term “control” as used in the preceding sentence means, with respect to a corporation, the right to exercise, directly or indirectly, more than 50% of the voting rights attributable to the shares of the controlled corporation and, with respect to any Person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person.

Agreement. “Agreement” shall mean this Asset Purchase Agreement.

Annual Financial Statements. “Annual Financial Statements” shall mean the unaudited annual balance sheets and statements of income for the CNS Division for the fiscal years ended March 31, 2010 and March 31, 2009 heretofore delivered to Purchaser, which for the avoidance of doubt includes the Retained Businesses in the balance sheets and statements of income.

Assignment and Assumption Agreement. “Assignment and Assumption Agreement” shall mean the assignment and assumption agreement in the form of Exhibit A attached hereto.

Asset Purchase Agreement		Execution Version

1

Assumed IP Contracts. “Assumed IP Contracts” shall have the meaning set forth in Section 4.11(m) hereof.

Assumed Liabilities. “Assumed Liabilities” shall mean the liabilities of the CNS Division assumed by Purchaser pursuant to Section 3.1 of this Agreement.

Bill of Sale. “Bill of Sale” shall mean one or more bills of sale, each in substantially the form of Exhibit H attached hereto.

Claim. “Claim” shall have the meaning specified in Section 8.6(a) of this Agreement.

Closing. “Closing” shall mean the conference to be held at 10:00 a.m., Central Time, on the Closing Date at the offices of Purchaser’s counsel, or such other time and place as Seller and Purchaser may mutually agree, at which the transactions contemplated by this Agreement shall be consummated.

Closing Date. “Closing Date” shall mean the date specified in Section 7.1 of this Agreement.

CNS Division. “CNS Division” shall mean the Customer Networking Solutions Division of the Seller which operates the business of making, designing, supporting and supplying wireline based broadband networking Customer Premises Equipment to North American broadband service providers operated by the Seller up to the Closing Date, but specifically excluding the Retained Businesses.

CNS Intellectual Property. “CNS Intellectual Property” shall mean all Intellectual Property owned by Seller which is used in, or would be infringed by the operations of the CNS Division, including the design, development, use, import, branding, advertising, promotion, marketing, distribution, manufacture, support and sale of the Products.

Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.

Confidential Information. “Confidential Information” is defined as set forth in the Agreement Regarding Use and Protection of Confidential Information and Materials dated October 18, 2010.

Continuing Employee. “Continuing Employee” shall mean each Key Employee and each Designated Employee of Seller who (i) receives and accepts an offer of employment from Purchaser or any of its subsidiaries prior to Closing and (ii) is an employee of Purchaser or any of its subsidiaries immediately following the Closing.

Contracts. “Contracts” shall mean with respect to any Person, any agreement, indenture, debt instrument, contract, guarantee, loan, note, mortgage, license, lease or other binding commitment, to which such Person is a party or by which such Person is bound.

Cross License Agreement. “Cross License Agreement” shall mean the Intellectual Property Cross License Agreement in substantially the form of Exhibit B.

Asset Purchase Agreement		Execution Version

2

Customer Matters Agreement. “Customer Matters Agreement” shall mean the Customer Matters Agreement in substantially the form of Exhibit F.

Cut-Off Date. “Cut-Off Date” shall have the meaning specified in Section 8.1 of this Agreement.

Designated Employee. “Designated Employee” shall mean the individuals listed on Schedule 1.1 under the heading “Designated Employees,” including Employees identified between the date of this Agreement and the Closing Date and, following agreement by the parties, added to Schedule 1.1 and subject to the adjustments permitted by Schedule 1.1.

Disclosure Schedule. “Disclosure Schedule” means the disclosure schedule dated the date of this Agreement which has been executed and delivered by Seller to Purchaser contemporaneously with the execution and delivery of this Agreement, as may be amended from time to time as required by this Agreement.

Employee. “Employee” shall mean any current or former or retired employee, independent contractor, consultant or director of Seller, or any ERISA Affiliate of Seller, who has provided services to Seller.

Employee Excluded Liabilities. “Employee Excluded Liabilities” shall have the meaning set forth in Section 6.10 hereof.

Employee Plan. “Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten, funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by Seller or any ERISA Affiliate of Seller for the benefit of any Employee, or with respect to which Seller or any ERISA Affiliate of Seller has or may have any liability or obligation to any Employee.

Employment Agreement. “Employment Agreement” shall mean each management, employment, severance, independent contractor, consulting, relocation, repatriation, expatriation, visa, work permit or other Contract between Seller or any ERISA Affiliate and any Employee working for Seller.

Employment Liabilities. “Employment Liabilities” shall mean any and all Liabilities, including all costs and expenses relating thereto arising under contract, law, rule, regulation, permit, action or proceeding before any Governmental Entity, order or consent decree or any award of any arbitrator of any kind relating to any Employee Plan, Employment Agreement or otherwise relating to an Employee and his or her employment with Seller or any ERISA Affiliate.

Asset Purchase Agreement		Execution Version

3

Environmental Liabilities. “Environmental Liabilities” shall mean any losses, damages, costs, expenses, liabilities, obligations and claims of any kind arising out of, based on, resulting from or relating to: (a) acts, omissions occurrences and circumstances forming the basis for any violation or alleged violation of Environmental Laws or (b) the presence, release, spill, emission, leaking, injection, deposit, disposal, dispersal, leaching or migration into the ambient air, surface water, ground water, land surface of subsurface strata of any Materials of Environmental Concern.

Environmental Laws. “Environmental Laws” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act, the Clean Water Act and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws whether civil or criminal (including rules, regulations, statutory instruments, directives, codes, plans, injunctions, judgments, orders, decrees, rulings, statutory guidance and charges thereunder) of international, European, national, federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, Materials of Environmental Concern, health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes, and including without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act, the Clean Water Act, the European Union Directive 2002/96/EC on Waste Electrical and Electronic Equipment (“WEEE Directive”) and European Union Directive 2002/95/EC on the Restriction on the Use of Hazardous Substances (“RoHS Directive”), and China’s Management Methods on the Control of Pollution Caused by Electronic Information Products (“China RoHS”), all as amended.

ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

ERISA Affiliate. “ERISA Affiliate” means the Seller and any trade or business (whether or not incorporated) which or at any time within the six (6) year period prior to the date of this Agreement would have been treated as a single employer with the Seller under Code Section 414.

Escrow Agent. “Escrow Agent” shall have the meaning set forth in Section 8.5(a) hereof.

Escrow Amount. “Escrow Amount” shall have the meaning set forth in Section 8.5(a) hereof.

Escrow Period. “Escrow Period” shall have the meaning set forth in Section 8.5(b) hereof.

Asset Purchase Agreement		Execution Version

4

Final Closing Transferred Inventory Value. “Final Closing Transferred Inventory Value” shall have the meaning specified in Section 2.4(c) of this Agreement.

Financial Statements. “Financial Statements” shall mean the Annual Financial Statements and Interim Financial Statements, collectively.

Governmental Entity. “Governmental Entity” shall mean any court, administrative agency or commission or other federal, state, county, local or foreign governmental authority, instrumentality, agency or commission.

HomeCloud. “HomeCloud” means the business of Seller relating to offering products and services that allow users to create a personal or business cloud computing environment (including but not limited to the ability to manage files and save and backup data) in the home or office environment, including but not limited to the HomeCloud DHM digital home manager and all related software and services.

Indemnified Party. “Indemnified Party” shall have the meaning specified in Section 8.6(a) of this Agreement.

Indemnifying Party. “Indemnifying Party” shall have the meaning specified in Section 8.6(a) of this Agreement.

Industry Standard. “Industry Standard” means industry recognized standard technical implementations for products, product subsystems, or multi-product systems as documented and published by a recognized standards body. Examples of recognized standards bodies include but are not limited to: the International Telecommunications Union (ITU), the Institute of Electrical and Electronics Engineers (IEEE), the Internet Engineering Task Force (IETF), and the Broadband Forum. Examples of Industry Standards include, without limitation, IEEE 802.11 wi-fi, ITU G.992 DSL, DOCSIS, and IEEE 802.3af PoE.

In-License. “In-License” shall have the meaning set forth in Section 4.11(h) hereof.

Intellectual Property. “Intellectual Property” means all patents (including any divisions, continuations, continuations-in-part, extensions, reexaminations or reissues of patents), pending patent applications, trademarks (whether or not registered), trademark registration applications, copyrights (whether or not registered), copyright registration applications and rights in and to trade names, business names, company names, internet domain names, inventions, logos, trade secrets, know-how, discoveries, technical assistance, formulae, drawings, designs, blueprints, databases, software, source code, object code, specifications and other proprietary information, including all licenses to the foregoing, together with all of the goodwill associated therewith and the right to sue for past infringement thereof, in each instance, whether created, owned, filed, registered or granted in the United States or anywhere in the world.

Interim Financial Statements. “Interim Financial Statements” shall mean the unaudited, interim monthly financial statements (balance sheets and statements of income) of the CNS Division for the nine-month period beginning April 1, 2010 through December 31, 2010

Asset Purchase Agreement		Execution Version

5

heretofore delivered to Purchaser, which for the avoidance of doubt includes the financial results of the Retained Businesses.

Inventory. “Inventory” means all inventory of the CNS Division, whether on hand or in transit, and including raw materials, supplies, packaging materials, manufactured and processed parts, work in process and finished goods.

IP Purchaser. “IP Purchaser” shall mean NETGEAR Holdings Limited, a limited liability company organized under the laws of the country of Ireland.

Key Employee. “Key Employee” shall mean the individuals listed on Schedule 1.1 under the heading “Key Employees,” including Employees identified between the date of this Agreement and the Closing Date and, following agreement of the parties, added to Schedule 1.1.

Knowledge of Seller. “Knowledge of Seller” and terms of similar import shall mean the actual knowledge, after reasonable inquiry, of Richard Gilbert, Brian Cooper, Christopher Shaver, Amy Forster, Mark Skowronski and Mark Skurla, and, solely for purposes of Sections 4.11, 4.19 and 4.21, Anoop Tripathi.

Law. “Law” shall mean any federal, state, local or other governmental law, rule or regulation of any kind, and the rules and regulations promulgated thereunder.

Liability. “Liability” shall mean any liability or obligation (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, incurred or consequential or due or to become due).

Licensed Intellectual Property. “Licensed Intellectual Property” shall mean the Intellectual Property licensed to Purchaser pursuant to the Cross License Agreement.

Losses. “Losses” shall mean damages, Liabilities, losses and obligations (including, without limitation, reasonable attorneys’ fees actually incurred); provided, however, that Losses shall not include loss of profits, punitive or other special damages, and shall not be calculated using a multiple of earnings, book value, or other measure which may have been used to determine or which may be reflective of the Purchase Price.

Material Adverse Effect. “Material Adverse Effect” shall mean any change in the financial condition, business, assets (whether tangible or intangible), operations, obligations or liabilities of the CNS Division which, either individually or in the aggregate, have had or may be reasonably expected to have a material adverse effect on the condition, business, net worth, assets, operations or prospects of the business of the CNS Division (whether tangible or intangible), except to the extent resulting from (i) changes in general domestic, foreign, or international economic conditions; (ii) changes affecting generally the industries or markets in which the CNS Division operates; (iii) acts of war, sabotage or terrorism, military actions or escalation thereof; (iv) any changes in applicable laws or accounting rules or principles, including changes in GAAP; (v) any other action required by this Agreement; or (vi) the announcement of the Agreement and the transactions contemplated by the Agreement; provided, however, that, in the case of clauses (i) and (ii), such conditions do not have a substantially

Asset Purchase Agreement		Execution Version

6

disproportionate impact on the CNS Division, taken as a whole, as compared to other businesses in the same industry as the CNS Division.

Materials Contracts. “Material Contracts” shall have the meaning set forth in Section 4.10(a) hereof.

Materials of Environmental Concern. “Materials of Environmental Concern” shall mean any substance, emission, or material that is prohibited, regulated or defined to be radioactive, toxic, a pollutant, a contaminant, hazardous, or otherwise a danger to health, reproduction or the environment by any Governmental Entity including, without limitation, chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum, petroleum derivatives or other hydrocarbons, petroleum products, dangerous substances, designated substances, controlled products or subject waste.

Materials of Environmental Concern Activities. “Materials of Environmental Concern Activities” is the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, labeling, exposure of others to, sale, or distribution of any Material of Environmental Concern or any product or waste containing a Material of Environmental Concern, or product manufactured with Ozone depleting substances, including, without limitation, any required payment of waste fees or charges (including, but not limited to, so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements (including, but not limited to, the RoHS and WEEE Directives, and China RoHS).

Multiemployer Plan. “Multiemployer Plan” shall mean any Pension Plan which is a “multiemployer plan,” as defined in Section 3(37) of ERISA.

Noncompetition Agreement. “Noncompetition Agreement” shall mean the Non-Competition Agreement of Seller, Shareholder and Purchaser in substantially the form of Exhibit C attached hereto.

Non-Transferred Contract. “Non-Transferred Contract” shall have the meaning set forth in Section 6.9 hereof.

Offer Letter. “Offer Letter” shall have the meaning set forth in Section 6.14 hereof.

Officer’s Certificate. “Officer’s Certificate” shall have the meaning set forth in Section 8.5(d) hereof.

Open Source Materials. “Open Source Materials” means “free software,” “open source software” or software or other material provided under a similar licensing or distribution model, including Open Source Licenses.

Open Source License. “Open Source License” means license agreements or Contracts that provide for licenses to Open Source Materials, including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun

Asset Purchase Agreement		Execution Version

7

Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License.

Out-License. “Out-License” shall have the meaning set forth in Section 4.11(i) hereof.

Paying Party. “Paying Party” shall have the meaning set forth in Section 6.11(c) hereof.

Permitted Encumbrances. “Permitted Encumbrances” means (i) encumbrances for current Taxes not yet due and payable, (ii) encumbrances imposed by Law and incurred in the ordinary course of business for obligations not yet due to carriers, warehousemen, laborers, materialmen and the like for which reasonably estimated reserves on the Interim Financial Statements have been established, (iii) encumbrances in respect of pledges or deposits under workers’ compensation laws, and/or (iv) leasehold interests under any of the Contracts assumed by Purchaser.

Person. “Person” shall mean a natural person, corporation, trust, partnership, limited liability company, governmental entity, agency or branch or department thereof, or any other legal entity.

Post-Closing Special Bonus Payments. “Post-Closing Special Bonus Payments” shall have the meaning set forth in Section 6.14(g) hereof.

Products. “Products” shall have the meaning set forth in Section 4.19 hereof, and includes without limitation, all prior versions thereof and all updates, upgrades, enhancements and modifications thereto that may be work in process by Seller.

Providers. “Providers” shall have the meaning set forth in Section 4.22(b) hereof.

Purchase Price. “Purchase Price” shall mean the total price paid by Purchaser for the Purchased Assets as set forth in Section 2.3(a).

Purchased IP. “Purchased IP” shall mean the CNS Intellectual Property that is primarily used in, and/or primarily relates to, the operations of the CNS Division, including without limitation the Unique Customer Software (as defined in the Customer Matters Agreement) and the Intellectual Property embodied therein.

Purchased Assets. “Purchased Assets” shall mean all of the assets of Seller purchased by Purchaser pursuant to Section 2.1 of this Agreement, excluding the Retained Assets.

Purchaser. “Purchaser” shall mean NETGEAR, Inc., a Delaware corporation.

Reference Balance Sheet. “Reference Balance Sheet” shall mean the balance sheet for the CNS Division which includes the Retained Businesses dated March 31, 2010 and attached hereto as Schedule 4.3.

Asset Purchase Agreement		Execution Version

8

Registered Intellectual Property Rights. “Registered Intellectual Property Rights” means Intellectual Property for which a registration, patent or other form of protection has been obtained, applied for, filed, certified or otherwise perfected, issued, or recorded with or by any governmental or regulatory body.

Retained Assets. “Retained Assets” shall mean the assets of Seller listed and described in Section 2.2 of this Agreement.

Retained Businesses. “Retained Businesses” means (a) the Retained Customer Business and (b) HomeCloud.

Retained Customer. “Retained Customer” means the customer of the Seller identified on Schedule 1.2.

Retained Customer Business. “Retained Customer Business” means the business of Seller related to Retained Customer and its Affiliates in the Retained Customer’s and its Affiliates’ capacity as customers of Seller.

Return Policies. “Return Policies” shall have the meaning set for in Section 4.20 hereof.

Returned Goods Materials Inventory. “Returned Goods Materials Inventory” means such portion of the inventory of returned goods historically maintained by Seller and used as a source of parts and materials to satisfy warranty claims in the ordinary course of business which is being transferred by the Seller to the Purchaser pursuant to this Agreement for no additional cost. For clarity, the Seller shall deliver to the Purchaser a statement of the Returned Goods Materials Inventory at the time the statement of the Closing Transferred Inventory Value is delivered.

Seller. “Seller” shall mean Westell, Inc., an Illinois corporation.

Selling Group. “Selling Group” shall have the meaning set forth in Section 6.14(f) hereof.

Seller IT Systems. “Seller IT Systems” means the software and information technology systems used in the operation of a business, but excludes any software, content, documentation or technology included in or relating to the Products.

Shareholder. “Shareholder” shall mean Westell Technologies, Inc., a Delaware corporation and sole shareholder of Seller.

Site License Agreement. “Site License Agreement” shall mean the Irrevocable Site License Agreement in substantially the form of Exhibit G attached hereto.

Straddle Period Tax. “Straddle Period Tax” shall have the meaning set forth in the Section 6.11(c) hereof.

Target Value. “Target Value” shall mean $1,773,000.

Asset Purchase Agreement		Execution Version

9

Taxes. “Taxes” shall mean all taxes of any kind, levies or other like assessments, customs, duties, imposts or charges, including without limitation, income, gross receipts, ad valorem, value-added, excise, real or personal property, asset, sales, use, license, payroll, transaction, capital, net worth, franchise taxes (if not based on income), estimated taxes, withholding, employment, social security, workers’ compensation, utility, severance, production, unemployment compensation, occupation, premium, windfall profits, transfer and gains taxes or other governmental taxes imposed or payable to the United States, or any state, county, local or foreign government or subdivision or agency thereof, and in each instance such term shall include any interest, penalties or additions to tax attributable to any such Tax.

Tax Returns. “Tax Returns” shall mean all returns, declarations, reports, claims for refund and information returns and statements of any Person required to be filed or sent by or with respect to it in respect of any Taxes, including any schedule or attachment thereto and any amendment thereof.

Termination Date. “Termination Date” shall have the meaning set forth in Section 9.1(b).

Transferred Contracts. “Transferred Contracts” shall mean those Contracts between Seller and a third party or parties listed on Schedule 1.3 hereto relating to the CNS Division, or that become Transferred Contracts following the Closing Date in accordance with the provision of Section 6.9 hereto; provided, however, that in the event that Seller fails to transfer to Purchaser a Contract relating to the CNS Division that Purchaser reasonably believes in good faith should have been a Transferred Contract, then upon request by Purchaser for the transfer of such Contract and reasonable proof that such Contract should have been transferred, Seller shall transfer such Contract to Purchaser and Schedule 1.3 shall be deemed to be amended to include such Contract.

Transferred Inventory. “Transferred Inventory” means all Inventory of the CNS Division other than the Inventory retained as part of the Retained Business.

Transferred Inventory Value. “Transferred Inventory Value” means the dollar value in accordance with GAAP of all Transferred Inventory (other than the Returned Goods Materials Inventory) as finally determined in accordance with Section 2.4 of this Agreement.

Transition Agreement. “Transition Agreement” shall mean the Master Transition Services Agreement in substantially the form of Exhibit D attached hereto.

Undisputed Closing Transferred Inventory Value. “Undisputed Closing Transferred Inventory Value” shall mean any amount of Closing Transferred Inventory Value which is not in dispute between the Seller and Purchaser calculations delivered pursuant to Sections 2.4(a) and 2.4(c), or if Purchaser does not deliver a calculation within the time required under Section 2.4(c), then the amount of Closing Transferred Inventory Value shall be the amount set forth in Seller’s calculation delivered pursuant to Section 2.4(a).

Unresolved Claim. “Unresolved Claim” shall have the meaning set forth in Section 8.5(b).

Asset Purchase Agreement		Execution Version

10

WARN Act. “WARN Act” shall mean the federal Worker Adjustment and Retraining Notification Act of 1988, as amended and the Illinois equivalent of the WARN Act.

Warranties. “Warranties” shall have the meaning set forth in Section 4.20 hereof.

2. PURCHASE AND ASSIGNMENT OF ASSETS OF SELLER.

2.1 Assets Purchased. Subject to and upon the terms and conditions set forth in this Agreement, and except as provided in Section 2.2 hereof, at the Closing, as evidenced by the Bill(s) of Sale, Seller shall sell, transfer, assign, convey and deliver to Purchaser and IP Purchaser free and clear of all liens, security interests, mortgages, pledges and other encumbrances other than the Assumed Liabilities and the Permitted Encumbrances, and Purchaser and IP Purchaser each shall accept and acquire, all of the following property and assets of the Seller:

(a) Personal Property. Except for the equipment set forth on Schedule 2.2(a)(i), all tangible personal property primarily used in the operation of the CNS Division, including, but not limited to, (i) fixed assets, machinery, equipment, machine tools, tools, tooling, parts, dies, molds, furniture, fixtures, furnishings, office equipment, computers, leasehold improvements and vehicles, (ii) the Transferred Inventory, (iii) the Returned Goods Materials Inventory, and (iv) the items listed on Schedule 2.2(a)(ii);

(b) Contracts. The Transferred Contracts (including all deposits and refunds associated with the Contracts), but specifically excluding the Contracts set forth on Schedule 2.2(b);

(c) Intangible Property. All right, title and interest of Seller in and to the following assets:

(i) the Purchased IP (and the goodwill of the CNS Division in connection therewith), and all applications and registrations therefor and all rights to sue for past and future infringement, violations or misappropriations;

(ii) goodwill;

(iii) unexpired equipment, construction and other warranties to the extent that they exist and can be assigned to Purchaser;

(iv) customer, sales and purchasing lists;

(v) licenses, approvals, memberships, agencies and permits;

(vi) prepaid accounts;

(vii) rights to royalty payments; and

(viii) to the extent assignable, and other than as set forth on Schedule 2.1(c), any claims or causes of action against third parties relating to the Purchased Assets or the Assumed Liabilities;

Asset Purchase Agreement		Execution Version

11

(d) Prepaid Assets. Prepaid assets primarily used in the CNS Division, listed on Schedule 2.1(d);

(e) Records. All manuals, records and files, logs, technical records, research and development files and sales and promotional materials and records of Seller (whether in paper or electronic form) primarily used in or relating to the operation of the CNS Division and advertising materials, warranty records, engineering records, personnel records (but excluding any that cannot be transferred by law or regulation) and payroll records, but excluding books and financial records, litigation files and correspondence of the Seller (provided that copies of the books and records and financial records, litigation files and correspondence of the CNS Division will be retained by Seller and made available for copying at Purchaser’s expense);

(f) Software. “Canned” or “shrinkwrap” software loaded onto any Personal Property included in the Purchased Assets to the extent that such can be transferred to Purchaser under the applicable license, and if such software cannot be so transferred, as identified generally on Schedule 2.1(f);

(g) Goodwill. All other goodwill associated with the business or operations of the CNS Division; and

(h) Other Assets. All other assets of Seller primarily related to, used in or necessary for, the operation of the CNS Division (other than the Retained Assets) or as identified on Schedule 2.1(h).

2.2 Retained Assets. Seller shall retain and not sell and deliver to Purchaser or IP Purchaser pursuant to Section 2.1, and Purchaser and IP Purchaser shall not purchase from Seller, the following assets of Seller, even though such assets may be used in the operation of the CNS Division:

(a) Testing Equipment. The testing equipment described in detail on Schedule 2.2(a)(i);

(b) Contracts. The Contracts, licenses and permits listed on Schedule 2.2(b);

(c) Cash. Cash, cash accounts and investments of Seller;

(d) Accounts Receivable, Etc. All accounts receivable, credits and deposits of the CNS Division;

(e) Seller Records. Seller’s franchise to be a corporation, corporate minute books, corporate seal and stock transfer books;

(f) Seller Accounting Records. Seller’s cancelled checks, bank statements, tax returns and accounting records;

(g) Seller’s Other Business. Any capital stock or equity interest in any other corporation or legal entity or the Seller’s Outside Plant segment and business;

Asset Purchase Agreement		Execution Version

12

(h) Seller’s Finance Costs. All deferred finance and acquisition costs of Seller in respect of its credit facility;

(i) Insurance. All insurance policies, prepaid premiums and rights to refunds thereunder;

(j) Seller Intercompany Accounts. Related party accounts and notes receivable and intercompany receivables from or to the Shareholder or its Affiliates;

(k) Seller Tax Assets. Any rights to refunds with respect to taxes and any tax credits of the Seller;

(l) Telephone Numbers. Telephone, telex and telephone facsimile numbers and other directory listings;

(m) Seller Other Assets. Any assets of Seller’s Retained Businesses not expressly included in the Purchased Assets; provided, however, that in the event that Seller fails to transfer to Purchaser an asset relating to the CNS Division that, consistent with the intent of this Agreement, Purchaser reasonably believes in good faith should have been a Purchased Asset, then upon request by Purchaser for the transfer of such asset and reasonable proof that the relevant asset should have been transferred, Seller shall transfer such asset to Purchaser and such asset shall be deemed to be a Purchased Asset and not a Retained Asset.

(n) Seller Logos. All rights, logos and trademarks that include the name “Westell” and all Intellectual Property in the “Westell” name;

(o) Retained Businesses. All assets used solely in or for the Retained Businesses and which are not Unique Customer Software (as defined in the Customer Matters Agreement); and

(p) Seller Software Systems. Except as expressly included with the Purchased Assets in Section 2.1, any Seller IT Systems.

2.3 Purchase Price.

(a) Amount. The Purchase Price to be paid by Purchaser and IP Purchaser to Seller for the Purchased Assets shall be an amount equal to the sum of the following:

(i) the Assumed Liabilities; plus

(ii) $33,500,000 in cash; minus

(iii) the Post-Closing Special Bonus Payments; plus or minus

(iv) any amounts required to be paid by a Party pursuant to Section 2.4(f).

Asset Purchase Agreement		Execution Version

13

(b) Payment. Subject to the post-Closing adjustment provided for in Section 2.4 below, if any, the Purchase Price shall be payable at Closing as follows:

(i) Purchaser shall assume the Assumed Liabilities as provided in Section 3.1 below by executing the Assignment and Assumption Agreement; and

(ii) Purchaser and IP Purchaser shall pay to Seller, by wire transfer of immediately available funds, (in an allocation to be determined consistent with Schedule 2.3(c)) an amount equal to (A) the $33,500,000 set forth in Section 2.3(a)(ii) minus (B) the Escrow Amount, minus (C) the Post-Closing Special Bonus Payments; and

(iii) Purchaser and IP Purchaser shall deposit the Escrow Amount with the Escrow Agent in accordance with the provisions of Section 8.5(a).

(c) Allocation. Seller, Purchaser and IP Purchaser agree that for purposes of this Agreement and the treatment for Tax purposes of the transactions contemplated by this Agreement, the Purchase Price shall be allocated to the Purchased Assets to be acquired by Purchaser or IP Purchaser, as the case may be, and reported in accordance with the methodology set forth on Schedule 2.3(c). The Tax allocation shall be prepared jointly by Seller, Purchaser and IP Purchaser in accordance with U.S. Internal Revenue Service requirements and the applicable provisions of the Code. Neither Purchaser nor Seller shall take a position which is inconsistent with the allocation methodology set forth in Schedule 2.3(c) unless required to do so under applicable Law.

2.4 Post-Closing Adjustment.

(a) Within ten (10) business days after the Closing Date, Seller shall determine the amount of the Transferred Inventory Value as of the Closing Date (the “Closing Transferred Inventory Value”) and deliver a statement of such Closing Transferred Inventory Value to the Purchaser.

(b) The Closing Transferred Inventory Value shall be determined in accordance with U.S. generally accepted accounting principles applied consistently with the past practices of Seller and the preparation of the Reference Balance Sheet. Such Closing Transferred Inventory Value shall exclude any purchase price accounting adjustments Purchaser is required to make under U.S. generally accepted accounting principles.

(c) In the event Purchaser does not agree as to the amount of the Closing Transferred Inventory Value as determined by Seller, then Purchaser shall deliver to Seller a written statement describing with reasonable detail the basis for any such claim within fifteen (15) business days after receiving Seller’s statement of Closing Transferred Inventory Value and shall prepare its own calculation of the Closing Transferred Inventory Value. Purchaser and Seller will then use reasonable efforts to resolve any such claims on the Closing Transferred Inventory Value themselves. If they do not obtain a final resolution within forty-five (45) business days after the Closing Date, however, Purchaser and Seller will select an accounting firm from among the “Final Four” accounting firms mutually acceptable to them to resolve any remaining such claims. If Purchaser and Seller are unable to agree on the choice of an accounting firm, they will select a nationally recognized accounting firm by lot (after

Asset Purchase Agreement		Execution Version

14

excluding any such firm engaged by Purchaser, Seller or their Affiliates) (the “Arbitrating Accountant”). Upon submission to the Arbitrating Accountant for resolution, Purchaser and Seller shall each indicate in writing its position on each disputed matter. The Arbitrating Accountant shall make a written determination on the final amount of Closing Transferred Inventory Value (the “Final Closing Transferred Inventory Value”) no later than 180 days after the Closing Date and such determination will be conclusive and binding upon Purchaser and Seller. The fees and expenses of the Arbitrating Accountant shall be entirely paid by the party (Purchaser or Seller) against whom in excess of 50% of the aggregate disputed amount is determined by the Arbitrating Accountant, or if 50% of the aggregate disputed amount is determined against each party then each party shall pay one-half of such fees and expenses.

(d) Purchaser will make the work papers and back-up materials necessary for the determination of the Closing Transferred Inventory Value, and any books, records and financial staff of the CNS Division, available to Seller and its accountants and other representatives and to the Arbitrating Accountant resolving any claim concerning the Closing Transferred Inventory Value at reasonable times and upon reasonable notice at any time during (i) the determination of the Closing Transferred Inventory Value, and (ii) the resolution by Purchaser and Seller and/or the Arbitrating Accountant of any objections thereto.

(e) Seller will make the work papers and back-up materials used in the determination of the Closing Transferred Inventory Value, and its financial staff and other relevant employees available to Purchaser and its accountants and other representatives and to the Arbitrating Accountant resolving any claim concerning the Closing Transferred Inventory Value at reasonable times and upon reasonable notice at any time during (i) the determination of the Closing Transferred Inventory Value, (ii) the review by Purchaser of the Closing Transferred Inventory Value, and (iii) the resolution by Purchaser and Seller and/or the Arbitrating Accountant of any objections thereto.

(f) The Purchase Price will be adjusted if the Closing Transferred Inventory Value as determined under this Section 2.4 is greater than or less than the Target Value. If the Undisputed Closing Transferred Inventory Value is greater than the Target Value, then the Purchase Price will be increased accordingly on a dollar-for-dollar basis of the amount of such excess and such amount will be paid by Purchaser and/or IP Purchaser to Seller by wire transfer of immediately available funds to an account designated by Seller in writing, no later than five business days after the date for delivery of Purchaser’s statement pursuant to the first sentence of Section 2.4(c), whether or not such statement is delivered. If the Undisputed Closing Transferred Inventory Value is less than the Target Value, then the Purchase Price will be decreased on a dollar-for-dollar basis by the amount of such deficiency and Seller will pay such amount to Purchaser by wire transfer of immediately available funds to an account designated by Purchaser and IP Purchaser in writing, no later than five business days after the date provided in the previous sentence. If an Arbitrating Accountant determines Final Closing Transferred Inventory Value pursuant to Section 2.4(c), then within five business days of such determination: (i) if the Final Closing Transferred Inventory Value is greater than the Undisputed Closing Transferred Inventory Value, then the Purchase Price will be increased accordingly and the difference between the Final Closing Transferred Inventory Value and the Undisputed Closing Transferred Inventory Value shall be paid by Purchaser and/or IP Purchaser by wire transfer to the account designated by Seller; or (ii) if the Final Closing Transferred Inventory Value is less

Asset Purchase Agreement		Execution Version

15

than the Undisputed Closing Transferred Inventory Value, then the Purchase Price will be decreased accordingly and the difference between the Final Closing Transferred Inventory Value and the Undisputed Closing Transferred Inventory Value shall be paid by Seller by wire transfer to an account designated by Purchaser. There shall be no adjustment to the Purchase Price and no payment by any Party if any amount to be paid pursuant to this Section 2.4(f) would be less than $10,000.

2.5 Further Assurances; Post Closing Cooperation.

(a) At any time or from time to time after the Closing, at Purchaser’s request, at no cost to Purchaser and without further consideration, Seller shall execute and deliver to Purchaser and IP Purchaser such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as Purchaser may reasonably deem necessary or desirable in order to more effectively transfer, convey and assign to Purchaser and/or IP Purchaser, and to confirm Purchaser’s and/or IP Purchaser’s title to, all of the Purchased Assets and, to the fullest extent permitted by law, to put Purchaser and/or IP Purchaser in actual possession and operating control of the Purchased Assets, and to assist Purchaser and/or IP Purchaser in exercising all rights with respect thereto, and otherwise to cause Seller to fulfill its obligations under this Agreement; provided that none of the foregoing shall require Seller to incur any expenses requiring any payments to third parties. Without limiting the foregoing, in the event that Seller fails to transfer to Purchaser an asset primarily relating to the CNS Division that Purchaser reasonably believes in good faith should have been a Transferred Contract consistent with the intent of this Agreement, then upon request by Purchaser for the transfer of such Contract and reasonable proof that such Contract should have been transferred, Seller shall transfer such Contract to Purchaser and Schedule 1.3 shall be deemed to be amended to include such Contract.

(b) At any time or from time to time after the Closing, at Seller’s request, at no cost to Seller and without further consideration, Purchaser and/or IP Purchaser shall execute and deliver to Seller such other instruments of transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as Seller may reasonably deem necessary or desirable in order to more effectively transfer, convey and assign to Purchaser and/or IP Purchaser, and to confirm Purchaser’s and/or IP Purchaser’s assumption of all Assumed Liabilities and, to the fullest extent permitted by law, to put Purchaser and/or IP Purchaser in actual possession and operating control of the Assumed Liabilities, and otherwise to cause Purchaser and/or IP Purchaser to fulfill its obligations under this Agreement.

(c) Unless specifically authorized in writing by Purchaser, after the Closing, Seller shall not, and shall take reasonable steps to cause the Employees not to, retain or use any copy of any Purchased Asset (other than Purchased Assets which are the subject of a license back from Purchaser or IP Purchaser to Seller) that is capable of being copied, including, without limitation, any software.

(d) Effective on the Closing Date, Seller hereby constitutes and appoints Purchaser the true and lawful attorney of Seller, with full power of substitution, in the name of Seller or Purchaser, but on behalf of and for the benefit of Purchaser: (i) to demand and

Asset Purchase Agreement		Execution Version

16

receive from time to time any and all of the Purchased Assets and to make endorsements and give receipts and releases for and in respect of the same and any part thereof; (ii) to institute, prosecute, compromise and settle any and all actions, suits, proceedings, arbitration, or governmental or regulatory investigations or audits (“Actions or Proceedings”) that Purchaser may reasonably deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Purchased Assets; (iii) to defend or compromise any or all Actions or Proceedings in respect of any of the Purchased Assets; and (iv) to do all such acts and things in relation to the matters set forth in the preceding clauses (i) through (iii) as Purchaser shall reasonably deem desirable; provided, however, that if any of the actions authorized by this section could reasonably be determined to result in a claim for indemnification by Purchaser against Seller, then Purchaser shall not take any such actions without complying with the procedures set forth in Article 10 of this Agreement. Seller hereby acknowledges that the appointment hereby made and the powers hereby granted are coupled with an interest and are not and shall not be revocable by it in any manner or for any reason. Seller shall deliver to Purchaser at the Closing an acknowledged power of attorney to the foregoing effect executed by Seller.

(e) Following the Closing and subject to the existing confidentiality agreement, Seller will afford Purchaser, its counsel and its accountants, during normal business hours, reasonable access to the books, records and other data in Seller’s possession relating to the Purchased Assets with respect to periods prior to the Closing and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by Purchaser in connection with: (i) the preparation of Tax Returns; (ii) the determination or enforcement of rights and obligations under this Agreement, including by any Indemnified Party (under Article 8); (iii) compliance with the requirements of any Governmental Entity; (iv) in connection with any actual or threatened Action or Proceeding or (v) proper accounting of the transaction or a request from Purchaser’s auditors.

2.6 Misclassified Assets. In the event that Seller inadvertently transfers to Purchaser an asset that Seller reasonably believes in good faith is solely used in the Retained Business (each, a “Misclassified Asset”), then upon request by Seller for return of the Misclassified Asset and reasonable proof of the misclassification of the relevant asset, Purchaser shall return the Misclassified Asset to Seller.

3. ASSUMPTION OF LIABILITIES.

3.1 Assumed Liabilities. Purchaser shall not assume any Liabilities of Seller except for those Liabilities that Purchaser expressly assumes pursuant to this Section 3.1 (collectively, the “Assumed Liabilities”). Subject to the terms and conditions set forth in this Agreement, at Closing, as evidenced by the Assignment and Assumption Agreement, as of the Closing Date, Purchaser assumes and is responsible for:

(a) Contracts and Purchase Orders. Except for the Excluded Liabilities and subject to the Purchaser’s indemnification rights under Section 8.4 (including, without limitation, the Purchaser’s right to seek indemnification for Product warranty claims in excess of the limit set forth in Section 4.20), all (i) Liabilities arising in connection with the Transferred Contracts and (ii) outstanding purchase and sales orders relating to the CNS Division entered into by Seller in the ordinary course of business.

Asset Purchase Agreement		Execution Version

17

(b) Post Closing Severance. Except as expressly provided herein, all Liabilities of Seller relating to any Continuing Employee arising out of events or occurrences on or after the Closing Date, including, without limitation, severance for any terminations of Continuing Employees by Purchaser on or after the Closing Date.

3.2 Other Purchaser Liabilities. For clarification, without expanding the foregoing, the following categories of Liabilities, although not Assumed Liabilities, shall be solely the responsibility of Purchaser to the extent any apply: (i) worker’s compensation claims and other worker-related Liabilities of Purchaser in respect of events which give rise to such claims that occur after the Closing Date; (ii) claims made by or on behalf of Purchaser’s employees in respect of events which relate to their employment by Purchaser after the Closing Date; (iii) all Liabilities and obligations of Purchaser directly resulting from the execution of or performance under this Agreement; and (iv) any Liability arising from or relating to the operations of the CNS Division or Purchaser’s other business on or after the Closing Date.

3.3 Excluded Liabilities. Seller and Shareholder shall retain and be responsible for paying, performing and discharging when due, all Liabilities of Seller as of the Closing Date, other than the Assumed Liabilities (the “Excluded Liabilities”), which shall include, without limiting the generality of the foregoing:

(a) Accounts Payable. All accounts payable and accrued Liabilities and expenses of Seller related to the CNS Division as of the Closing Date;

(b) Retained Assets. All Liabilities arising under or in connection with any of the Retained Assets (including, without limitation, all Liabilities arising under or in connection with the Retained Businesses);

(c) Employment-Related Liabilities. All Employment Liabilities and any other Employee Excluded Liabilities other than as expressly set forth in Section 3.1 of this Agreement following the Closing with respect to the Continuing Employees;

(d) Litigation. (i) All Liabilities arising under or in connection with the CNS Division litigation and claims, including those listed on Schedule 3.3(d)(i), (ii) any additional litigations or claims that may arise or relate to occurrences prior to Closing, except for Liabilities listed on Schedule 3.3(d)(ii), and (iii) any Liabilities arising under or in connection with litigations or claims that may arise or relate to Seller’s actions or failure to act prior to the Closing Date with respect to any of the Transferred Contracts (it being understood and agreed that Product warranty claims shall be assumed by the Purchaser subject to its indemnification rights under Section 8.4);

(e) Personal Injury, etc. Claims. Claims for death, personal injury, property damage or consequential, punitive or other damages relating to or arising out of any pre-Closing business conducted by Seller;

(f) Violation of Laws. The violation or alleged violation of any law, including but not limited to, laws relating to civil rights, health, safety, labor, discrimination, export controls, and protection of the environment for conduct through the Closing Date;

Asset Purchase Agreement		Execution Version

18

(g) Creditors. Claims of creditors of Seller;

(h) Environmental. All Environmental Liabilities of the CNS Division and Seller relating to pre-Closing conduct or conditions, including without limitation, claims relating to the disposal or arrangement of disposal by Seller of any Materials of Environmental Concern at any site, location or facility (whether or not owned or leased by Seller);

(i) Indemnification. Any obligation of Seller to indemnify any Person, including, without limitation, indemnification obligations arising out of pre-Closing sales of Products under the Transferred Contracts;

(j) Taxes. (i) Any Liability of Seller for Taxes including (with respect to the CNS Division or the Purchased Assets) any Taxes attributable to any taxable period (or portion thereof) ending on or prior to the Closing Date, (ii) any liability of the Seller for unpaid Taxes of any Person under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise and (iii) any liability of Seller for income Taxes arising in connection with the consummation of the transactions contemplated hereby (including any income Taxes arising because Seller is selling the Purchased Assets);

(k) Borrowings. Any borrowings of Seller;

(l) Worker’s Compensation Claims. Any Worker’s compensation claims and Liabilities of Seller to the extent relating to events, acts or omissions arising or occurring prior to the Closing Date; and

(m) Closing-Based Claims. All Liabilities of Seller arising as a result of the entering into, closing and/or implementation of this Agreement and/or the Ancillary Agreements to the extent relating to events, acts or omissions arising or occurring at or prior to the Closing Date.

3.4 Other Seller Liabilities. For clarification, without expanding the foregoing, the following categories of Liabilities, although not Excluded Liabilities, shall be solely the responsibility of Purchaser to the extent any apply: (i) worker’s compensation claims and other worker-related Liabilities of Seller in respect of events which give rise to such claims that occur prior to the Closing Date; (ii) claims made by or on behalf of Seller’s Employees in respect of events which relate to their employment by Seller prior to the Closing Date; (iii) all Liabilities and obligations of Seller directly resulting from the execution of or performance under this Agreement; and (iv) any Liability arising from or relating to the operations of the CNS Division or Seller’s other business prior to the Closing Date.

3.5 No Further Assumption. Except as set forth in Section 3.1 above, Purchaser does not assume any Liability or obligation of Seller.

Asset Purchase Agreement		Execution Version

19

4. REPRESENTATIONS AND WARRANTIES WITH RESPECT TO SELLER AND THE PURCHASED ASSETS.

Any disclosure or exception to a representation or warranty listed on a Disclosure Schedule shall only qualify the specific section of the particular representation or warranty referenced in such Disclosure Schedule. Terms used in the Disclosure Schedule and not otherwise defined therein have the same meanings as set forth in this Agreement. The Disclosure Schedule shall not vary or change the literal meaning of the representations and warranties of Seller in this Agreement, other than creating specific exceptions thereto.

Seller represents and warrants to Purchaser and IP Purchaser that as of the date of this Agreement (or such other date as specified below with respect to any particular representation and warranty):

4.1 Corporate Matters Regarding Seller.

(a) Organization and Qualification; Power. Seller is a corporation duly organized and validly existing under the Laws of the State of Illinois. Seller is duly qualified or licensed, as the case may be, and in good standing as a foreign corporation where the nature of the activities of the CNS Division or the character of the Purchased Assets require such qualification or licensing. Seller has all requisite corporate power and authority to own, lease and operate the Purchased Assets, to carry on the CNS Division as it is now being conducted and to perform all its obligations under the Contracts to which it is a party relating to the CNS Division.

(b) Authorization; Validity. Seller has all requisite corporate power and authority to enter into, deliver and perform this Agreement and the related agreements referred to herein and to carry out its obligations hereunder and thereunder. The execution and delivery by Seller of this Agreement and the other documents and instruments to be executed by Seller pursuant hereto and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors and the Shareholder as the sole stockholder of Seller. No further corporate act or proceeding on the part of Seller is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Seller pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement and the related agreements, documents and instruments referred to herein to which Seller is a party have been duly executed and delivered by Seller and constitute the valid and legally binding obligations of Seller, enforceable against it in accordance with their respective terms.

(c) Compliance; Binding Effect. Except as set forth in Schedule 4.1(c) attached hereto, the execution and delivery of this Agreement and the related agreements, documents and instruments referred to herein, the sale and transfer of the Purchased Assets and the consummation of the transactions contemplated hereby will not: (i) violate or conflict with any provision of the Articles of Incorporation or Bylaws of Seller; or (ii) with or without notice or the lapse of time, violate, or result in or constitute a default under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under any Material Contract; or (iii) impose any encumbrance on the Purchased Assets; or (iv)

Asset Purchase Agreement		Execution Version

20

violate or conflict with any Law, order, writ, injunction, judgment, arbitration award or decree to which either Seller or the Purchased Assets are subject or bound.

4.2 Consents. No consent, approval, authorization, assignment, filing, notice, waiver or order is required to be made or obtained by Seller or any of its Affiliates in connection with the execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby, except those set forth in Schedule 4.2 attached hereto.

4.3 Financial Statements. Seller previously has furnished to Purchaser true and correct copies of the Financial Statements, all of which are attached hereto as Schedule 4.3. Except as indicated in Schedule 4.3, the Financial Statements present fairly and accurately in all material respects the financial condition of the CNS Division as of the respective dates of such Financial Statements and the results of operations for the respective periods then ended. Since April 1, 2010, there has been no change in the accounting methods or practices of Seller relating to the CNS Division.

4.4 Absence of Changes. Except as set forth in Schedule 4.4 attached hereto and except as disclosed in the Financial Statements, since April 1, 2010, there has been no (i) Material Adverse Effect to the operations of the CNS Division, (ii) material damage, destruction or loss (whether or not covered by insurance) affecting the Purchased Assets or the CNS Division, (iii) increase or commitment to increase in either the rate of compensation or the actual compensation payable or to become payable by Seller to any of the Employees employed in the CNS Division, except in the ordinary course of business, (iv) termination of any previously existing contract, agreement or license which, if not terminated, would have been required to be listed on Schedule 4.10, other than terminations or expirations of such contracts, agreements or licenses in the ordinary course of business, or (v) cancellation or termination of a relationship, or written notice to Seller of a future cancellation or termination of a relationship, by any single supplier or customer who accounted for more than 10% of the purchases or sales of the CNS Division, determined by reference to the Interim Financial Statements.

4.5 Powers of Attorney. Except as set forth on Schedule 4.5, no Employees or agents of Seller hold powers of attorney to act with respect to the Purchased Assets or the CNS Division.

4.6 Litigation. Except as set forth in Schedule 4.6 attached hereto, (a) there is no suit, action, legal, administrative, arbitration or other proceeding or governmental investigation pending or, to Knowledge of Seller, threatened against Seller relating to the CNS Division or any of the Purchased Assets; and, (b) there is no action, claim, suit or proceeding pending which questions the legality, validity or propriety of the transactions contemplated by this Agreement.

4.7 Licenses; Compliance With Laws and Regulations.

(a) Governmental Licenses; Notices. Except as set forth in Schedule 4.7(a) attached hereto Seller, with respect to the CNS Division, has all material governmental licenses and permits necessary to conduct the business of the CNS Division as conducted on the date hereof, excluding licenses and permits required under Environmental Laws which are

Asset Purchase Agreement		Execution Version

21

covered by Section 4.12, and such licenses and permits are in full force and effect and listed on Schedule 4.7(a) hereto. Except as set forth on Schedule 4.7(a) hereto and to the Knowledge of Seller, Seller, with respect to the CNS Division, is in compliance in all material respects with all such material licenses and permits.

(b) Compliance With Laws and Regulations. Except as provided in Schedule 4.7(b) attached hereto and to the Knowledge of Seller, Seller, with respect to the CNS Division, is in compliance in all material respects with all applicable Laws relating to the operation of the CNS Division, including those relating to employment matters, employee safety and health, zoning, building, fire, and plumbing.

4.8 Title to and Condition of Property.

(a) Real Property Description. Seller owns no real property used in the CNS Division and, except as set forth on Schedule 4.8(a), is not a party to any leased real estate.

(b) Title. Except as provided in Schedule 4.8(b) attached hereto, Seller has good and marketable title to the Purchased Assets free and clear of all liens, security interests, mortgages, pledges or other encumbrances other than the Assumed Liabilities and the Permitted Encumbrances.

(c) Condition. Except as set forth on Schedule 4.8(c), the Purchased Assets, taken as a whole, are in good operating condition, subject to normal wear and tear. No asset used in the operation of the CNS Division has been diverted by Seller to other uses in contemplation of the sale of the CNS Division.

(d) Inventory. Except as set forth on Schedule 4.8(d) and net of any reserves for obsolete or slow moving inventory on the Financial Statements, the Transferred Inventory is of a quality and quantity usable and saleable in the ordinary course of business consistent with past practice. The quantity of Transferred Inventory is sufficient and adequate for the customary conduct of the business of the Company as it previously has been conducted and when combined with the pending purchase orders sufficient to meet customer sales orders consistent with past practice and without the need for non-ordinary course air freight.

4.9 Taxes.

(a) With respect to the CNS Division, Seller (i) has timely filed with the appropriate governmental agencies all Tax Returns required to be filed by it as of the date of this Agreement for all periods ended on or prior to the Closing Date, and (ii) has paid all Taxes required to be paid for all such periods. All Tax Returns filed by Seller are correct and complete in all material respects.

(b) All Taxes that Seller is required by Law to withhold or collect with respect to the CNS Division for all periods ending on or prior to the Closing Date have been withheld or collected, or adequately reserved for on the books and records of Seller.

Asset Purchase Agreement		Execution Version

22

(c) Except as set forth in Schedule 4.9 attached hereto, Seller has not received any written notice from a taxing authority in a jurisdiction where Seller does not file Tax Returns such that Seller may be subject to taxation by that jurisdiction by virtue of the operation of the CNS Division.

(d) Seller has not agreed to, and is not required to, make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state or local Law by reason of a change in accounting method initiated by Seller which relates to or affects the CNS Division and, to the Knowledge of Seller, neither the Internal Revenue Service nor any other taxing authority has proposed any such adjustment or change in accounting method, and Seller does not have any application pending with any taxing authority requesting permission for any such changes in accounting methods which relates to or otherwise affects the CNS Division.

4.10 Contracts and Commitments.

(a) Material Contracts. Schedule 4.10 attached hereto sets forth a list of each contract, lease and agreement to which the Seller is a party as of the date of this Agreement, which relate primarily to the operation of the CNS Division and which constitute (collectively, the “Material Contracts”): (i) an agreement not to compete with any Person in any business or geographic territory; (ii) a material agreement with any officer or director of Seller or its Affiliates that is not cancelable by Seller on notice of not longer than thirty (30) days and without liability, penalty or premium, (iii) a lease of real or personal property involving consideration or other expenditure in excess of $100,000 and with a remaining term of in excess of 12 months; (iv) except for purchase or sale orders for the purchase of materials or supplies or for the sale of products entered into in the ordinary course of business, an agreement involving payment or other expenditure of more than $100,000 in the aggregate that is not cancelable on less than 12 months’ notice; (v) an agreement providing for the disposition of a material Purchased Asset, other than in the ordinary course of business, (vi) an agreement which provides for severance benefits upon termination of employment; (vii) a material management or consulting agreement that is not cancelable on less than 12 months’ notice; (viii) an agreement with a sales representative, dealer or distributor that involves sales of $100,000 annually; (ix) a partnership, joint venture or similar relationship; (x) a material license agreement (including Assumed IP Contracts); (xi) a collective bargaining agreement; any agreement concerning a partnership or joint venture; (xii) any material agreement with any Affiliate of Seller; (xiii) any collective bargaining agreement; (xiv) any contract or purchase order of the CNS Division with a dollar value in excess of $100,000; (xv) any contract which contains restrictive covenants placed on the CNS Division; (xvi) any contract relating to the CNS Intellectual Property or royalty provisions by Seller to a third party or the licensing of Intellectual Property by a third party to Seller to be used in the CNS Division, and all other agreements affecting each Seller’s ability to use or dispose of any such Intellectual Property; (xvii) any contract that relates to the handling or disposal of hazardous materials; (xviii) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $100,000 or providing material severance, change-in-control or similar payment or benefit; (xix) any settlement, conciliation or similar agreement with any Governmental Authority or any other Person relating to the CNS Division pursuant to which the Seller would reasonably be expected to be required after the date hereof to pay consideration in excess of $100,000 or that would reasonably be expected to restrict the operation of the CNS Division from and after the Closing.

Asset Purchase Agreement		Execution Version

23

The Seller has delivered to the Purchaser a correct and complete copy of each written agreement listed in Schedule 4.10 and a summary of each material unwritten agreement. With respect to each such agreement (a) the agreement is a valid, binding and enforceable agreement of each party thereto, and in full force and effect in all material respects subject to the effect of any applicable bankruptcy or similar laws affecting creditors’ or indemnification rights generally; (b) to Seller’s Knowledge, no party is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration under the agreement; and (c) no party has given notice to Seller that it has repudiated any material provision of the agreement. Except as set forth in Schedule 4.10, no approval or consent of any Person is needed for any such agreement to continue to be in full force and effect.

4.11 Intellectual Property.

(a) Schedule 4.11(a) attached hereto sets forth a true and correct listing of all patents, trade names, trademarks, service marks, domain names, and copyrights, and all registrations and applications for any of the foregoing, owned or licensed by Seller which are used primarily in the operation of the CNS Division.

(b) Schedule 4.11(b) attached hereto sets forth a true and correct listing of the following Purchased IP: (i) registered and material unregistered trademarks; (ii) patents and patent applications; (iii) registered and material unregistered copyrights, and (iv) domain names, in each case listing, as applicable, (A) the name of the applicant/registrant and current owner, (B) the jurisdiction where the application/registration is located, and (C) the application or registration number and the current attorney of record.

(c) To the Knowledge of the Seller, each Registered Intellectual Property Right within the Purchased IP (i) that is not an application, is valid and enforceable, (ii) is presently in force, and (iii) except as noted herein is not presently involved in any reexamination, opposition or other legal proceeding in which its scope, validity, ownership, right to use, or enforceability is being contested or challenged, in the United States or any foreign jurisdiction. Schedule 4.11(c) lists, to the Knowledge of the Seller, all actions (including the payment of late fees or penalties) that must be taken within ninety (90) days of the Closing, including the payment of any registration, maintenance or renewal fees or the filing of any responses to any action of a governmental or regulatory body, and documents with respect to any Registered Intellectual Property Right within the Purchased IP.

(d) Except as set forth on Schedule 4.11(d), Seller has no knowledge of any facts or circumstances that would render any Purchased IP invalid or unenforceable.

(e) To the Knowledge of the Seller, except as set forth on Schedule 4.11(e), neither Seller nor the CNS Division has received any written notice of any claim that the operation of the business of the CNS Division infringes the Intellectual Property of others or may require a license to the Intellectual Property of others. Except as set forth on Schedule 4.11(e), the operation of the business of the CNS Division, including but not limited to the design, development, use, import, branding, advertising, promotion, marketing, distribution, manufacture, support and sale of any Product, has not infringed or misappropriated and does not infringe or misappropriate, and, will not infringe or misappropriate when conducted (as operated

Asset Purchase Agreement		Execution Version

24

and conducted by Seller prior to the Closing) by Purchaser following the Closing, any Intellectual Property of any Person, violate any right of any Person (including any right to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction; provided, however, with respect to Patents of third parties for the operation of the CNS Division following the Closing, this representation is made to the Knowledge of the Seller.

(f) To the Knowledge of Seller, no Person is infringing on any of the Purchased IP.

(g) With respect to the CNS Intellectual Property that is a Purchased Asset or Licensed Intellectual Property:

(i) Seller is the exclusive owner of the Purchased IP and without limiting the generality of the foregoing, (1) Seller is the exclusive owner of all registered and material unregistered trademarks used for the conduct of the CNS Division, (2) Seller owns exclusively and has good title to, or has validly licensed, all copyrighted works that are included or incorporated into, or used to provide, the Products, (3) to the Knowledge of the Seller, to the extent that any patents would be infringed by the operation of the CNS Division, including the development, sale, distribution or provision of Products, Seller is the exclusive owner of such patents;

(ii) Except as set forth on Schedule 4.11(g)(ii), after the Closing, all Purchased IP that is not an Excluded Asset will be fully transferable, alienable and licensable by Purchaser without restriction and without payment of any kind to any third Person;

(iii) such Purchased IP and, to the Knowledge of Seller, the Licensed Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(iv) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to Seller’s Knowledge, is threatened which challenges the validity, enforceability, or ownership of such Purchased IP and, to the Knowledge of Seller, the Licensed Intellectual Property; and

(v) Seller has taken commercially reasonable steps to protect the material trade secrets of the business of the CNS Division. To the Knowledge of Seller, there has been no misappropriation or unauthorized disclosure of any trade secret included in the Purchased IP (or claimed or understood to be so included), or breach of any obligations of confidentiality with respect to the Purchased IP.

(h) Schedule 4.11(h) sets forth a true and correct listing of all material licenses, sublicenses, agreements, and permissions (as amended to date) granted to Seller and used primarily in, or necessary for the operation of, the CNS Division (“In-Licenses”). With respect to each such In-Licenses (as amended to date) to the Knowledge of Seller:

(i) the license, sublicense, agreement, or permission is in full force and effect in all material respects;

Asset Purchase Agreement		Execution Version

25

(ii) the Seller is not in material breach or default of any such license, sublicense, agreement, or permission which would entitle any other party thereto to terminate such license and no event has occurred which with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration thereunder which would be reasonably likely to adversely affect the operations of the CNS Division; and,

(iii) no party to the license, sublicense, agreement, or permission has repudiated any material provision thereof.

(i) Schedule 4.11(i) sets forth a true and correct listing of all material licenses, sublicenses, agreements, and permissions (as amended to date) granted by Seller to any third Person with respect to the Purchased IP (collectively, the “Out-Licenses”), other than non-disclosure agreements entered into in the ordinary course of business and non-exclusive licenses to end users. With respect to each such Out-License (as amended to date):

(i) the license, sublicense, agreement, or permission is in full force and effect in all material respects;

(ii) the Seller is not in material breach or default of any such license, sublicense, agreement, or permission which would entitle any other party thereunder to terminate such license and no event has occurred which with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration thereunder which would be reasonably like to adversely affect the operations of the CNS Division; and

(iii) no party to the license, sublicense, agreement, or permission has repudiated any material provision thereof.

(j) Seller has not (i) transferred (or agreed to transfer) ownership of, or granted (or agreed to grant) any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use any Purchased IP or (ii) permitted its rights in any Purchased IP to lapse or enter into the public domain.

(k) Except as set forth on Schedule 4.11(k)-1, no software, materials, data or technology that constitutes Open Source Materials, or any modification or derivative thereof, was used in, incorporated into, integrated or bundled with any Purchased IP or Licensed Intellectual Property Rights, or incorporated in or used in the development or compilation of any Products currently being sold by the CNS Division or otherwise currently distributed by the CNS Division. Schedule 4.11(k)-2 sets forth a list of all Open Source Materials that is included in, or provided or distributed with any Product currently being sold by the CNS Division and for each use of Open Source: (i) a description of the functionality of the Open Source, (ii) the applicable Open Source License, (iii) the applicable Product and (iv) whether the Open Source has been modified by or on behalf of, the Seller.

(l) Neither Seller, nor any other Person acting on its behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any source

Asset Purchase Agreement		Execution Version

26

code included within the Purchased IP. No event has occurred, and to the Knowledge of Seller, no circumstance or condition exists (that with or without notice or lapse of time, or both) (including this Agreement) that will, or would reasonably be expected to, result in the disclosure or delivery by any Seller, or any Person acting on their behalf to any Person of any source code included in the Purchased IP.

(m) Except as set forth on Schedule 4.11(m), neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Purchaser of any In-Licenses or Out-Licenses (collectively, the “Assumed IP Contracts”), will result in: (i) Purchaser granting to any third Person any right to or with respect to any Intellectual Property owned by, or licensed to, Purchaser that is not Purchased IP, (ii) Purchaser, being bound by or subject to, any exclusivity obligations, non-compete or other adverse restriction on the operation or scope of its business, or (iii) Purchaser being obligated to pay any royalties or other amounts to any third Person in excess of those payable by it in the absence of this Agreement or the transactions contemplated hereby.

(n) Except as set forth on Schedule 4.11(n), immediately after the Closing, Purchaser shall own or have the right to use the CNS Intellectual Property included in the Purchased IP to the same extent as used by Seller with respect to the conduct of the CNS Division immediately prior to the Closing. Except as set forth on Schedule 4.11(n), the consummation of the transactions contemplated in this Agreement will neither violate nor result in the breach, modification, termination or suspension of (or give the other party thereto the right to cause any of the foregoing) any of the Purchased IP or Licensed Intellectual Property and, following the Closing, Purchaser will be permitted to exercise all of Seller’s rights and receive all of Seller’s benefits (including payments) under such Assumed IP Contracts to the same extent that Seller would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than the ongoing fees, royalties or other payments which Seller would otherwise have been required to pay pursuant to the terms of such Assumed IP Contracts had the transactions contemplated by this Agreement not occurred.

4.12 Environmental Matters.

(a) Except as set forth on Schedule 4.12 attached hereto and to the Knowledge of Seller, Seller, with respect to the CNS Division, is in compliance in all material respects with all Environmental Laws. Seller has not received, in the past three (3) years, any written notice from a Governmental Entity alleging that the CNS Division is not in compliance with applicable Environmental Laws. All material licenses, approvals, registrations, certificates, clearances, consents, and permits currently held by Seller pursuant to Environmental Laws (“Environmental Permits”) are identified on Schedule 4.12. To the Knowledge of Seller, Seller is in compliance in all material respects with such Environmental Permits.

(b) Except as set forth on Schedule 4.12 and, to the Knowledge of Seller, there is no Environmental Claim pending or threatened against Seller relating to the CNS Division, which, if adversely determined, could reasonably be expected to materially and adversely affect the CNS Division.

Asset Purchase Agreement		Execution Version

27

To the Knowledge of Seller, there has been no release, spill or discharge of any Materials of Environmental Concern on Seller’s premises in an amount or condition which requires investigative or remedial action under Environmental Laws.

4.13 Transactions with Affiliates. Except (a) as set forth on Schedule 4.13(a) attached hereto; and, (b) allocated expenses by Seller and Westell Technologies, Inc. that are reflected in the Financial Statements, since April 1, 2009, the CNS Division has not engaged in any material transaction with an officer or director of Seller, another division of Seller or any entity owned or controlled by Seller on other than an arm’s length basis.

4.14 Benefit Plans.

(a) Schedule 4.14(a) attached hereto contains an accurate and complete list of each Employee Plan and Employment Agreement. Seller has not made any plan or commitment to establish any new Employee Plan or Employment Agreement, to modify any Employee Plan or Employment Agreement (except to the extent required by law or to conform any such Employee Plan or Employment Agreement to the requirements of any applicable law, in each case as previously disclosed to Buyer in writing, or as required by this Agreement), or to enter into any Employee Plan or Employment Agreement.

(b) Schedule 4.14(b) attached hereto contains a complete and accurate list of each current Employee who provides services to the CNS Division (“Current Employees”).

(c) Neither Seller nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, contributed to, or had or could have any obligation to, any (A) Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code, (B) “multiple employer plan” as defined in ERISA and the Code, (C) Multiemployer Plan, or (D) “funded welfare plan” within the meaning of Section 419 of the Code. Seller does not now, nor has it ever had the obligation to, maintain, establish, sponsor, participate in, or contribute to any International Employee Plan. Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that such Employee Plan is qualified and the plan and the trust related thereto is exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, is a prototype or volume submitter plan entitled to rely on a favorable opinion letter or advisory opinion issues to the Internal Revenue Service, or the period for obtaining a determination letter has not yet closed.

(d) If applicable, each Employee Plan has been administered in accordance with its terms and in material compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code) and Seller has performed all material obligations required to be performed by it under, is not in default under or violation of and has no knowledge of any material default or violation by any other part to, any of the Employee Plans.

(e) To the Knowledge of Seller, no Employee (i) is in violation of any term of any Employment Agreement, or any restrictive covenant to a former employer relating to the right of any such Employee to be employed by Seller because of the nature of the business

Asset Purchase Agreement		Execution Version

28

conducted by Seller or to the use of trade secrets or proprietary information of others; or (ii) has given written notice to Seller, nor is Seller otherwise aware, that any Employee intends to terminate his or her employment with Seller, except as otherwise contemplated by this Agreement.

4.15 Labor and Employment Matters. Except as disclosed in Schedule 4.15, with respect to the CNS Division: (i) there is no collective bargaining agreement or a union which represents Seller’s Employees; (ii) to the Knowledge of the Seller, no management-level Employee has any present intention to terminate their employment; (iii) no labor organization has filed any representation petition or made any written or oral demand for recognition; (iv) to the Knowledge of the Seller, no union organization or decertification efforts are underway or threatened and no other question concerning representation exists; (v) during the past three (3) years, no labor strike, work stoppage, slowdown or other material labor dispute has occurred and none is underway or, to the Knowledge of the Seller, threatened; (vi) there is no workers compensation liability outside the ordinary course of business; (vii) there is no employment-related charge, complaint, grievance, investigation, audit or inquiry pending or threatened in any forum, relating to an alleged violation or breach by Seller (or any of its officers or directors) of any Law or Contract.

4.16 Broker. Except for fees to “William Blair & Company, LLC” relating to the Agreement, Seller has no liability or obligation to pay any fees or commissions to any broker, finder or agent.

4.17 Undisclosed Liabilities. The CNS Division has no material liabilities (whether absolute or contingent, whether accrued or unaccrued), except for (i) liabilities set forth in the Interim Financial Statements and (ii) liabilities that have arisen after the most Interim Financial Statements in the ordinary course of business (none of which relate to breach of contract, product liability, tort or infringement, litigation or environmental liabilities).

4.18 All Necessary Assets and Intellectual Property. Other than the Retained Assets or as described on Schedule 4.18, the Purchased Assets include all of the rights, properties and assets, tangible and intangible, used in, that would otherwise be infringed by, or necessary to permit Purchaser to conduct the business of the CNS Division in all material respects in the same manner as the business has been conducted by the CNS Division prior to Closing; provided, however, with respect to Patents of third parties for the operation of the CNS Division following the Closing, this representation is made to the Knowledge of the Seller.

4.19 Products. Schedule 4.19 lists all of the products being developed, supported, licensed, provided, distributed or sold by Seller as of December 31, 2010, except products of Retained Businesses (the “Products”). Neither the CNS Division nor any customer of the CNS Division has at any time engaged in or instituted a product recall related to any Product (or predecessor to any Product) or received a notice from any Governmental Entity or other entity that a product recall related to any Product (or predecessor to any Product) is or might be necessary (whether for any safety issue, quality issue or otherwise). To the Knowledge of Seller, no circumstance or condition exists (that with or without notice or lapse of time, or both) that will, or would reasonably be expected to, require or result in a product recall related to any Product.

Asset Purchase Agreement		Execution Version

29

4.20 Product Return Policies; Warranties and Liabilities. Schedule 4.20 sets forth the refund or return policies (the “Return Policies”) of, and all Warranties (as hereinafter defined) given or made by Seller relating to the operations of the CNS Division. “Warranties” shall mean all obligations to service, repair (including to provide fixes to program errors), replace, credit, refund, pay penalty fees, pay liquidated damages and other obligations based upon or arising out of (a) express and implied warranties made or deemed made in connection with the license or sale of goods or the performance of services related to the operations of the CNS Division (each, an “Express or Implied Warranty”) and (b) with respect to any product, good or service related to the operations of the CNS Division: (i) the non-conformance with the applicable specifications of 2% of such product, good or service in any three (3) month period with a minimum order quantity of one thousand (1,000) units, or (ii) any circumstance or condition meeting the definition of “epidemic failure” (or similar term) under any applicable customer or supply agreement for such product, good or service (each, an “Epidemic Failure”). To the extent relating to the operations of the CNS Division, none of Seller’s customers, the distributors of the Products, or end users have claimed to Seller or to a distributor of Seller’s products, that the Products are defective. Seller has no knowledge of any fact or the occurrence of any event that might reasonably form the basis of any present or future claim against Seller, whether or not fully covered by insurance, for Liability on account of negligence or product Liability or on account of any Return Policies or Warranties that would, individually or in the aggregate, exceed the reserves set forth on the Interim Financial Statements for such anticipated claims. The total out-of pocket Liability related to all Product Warranty claims assumed by Purchaser pursuant to Section 3.1(a) will not exceed $194,000, not including the value of the Returned Goods Materials Inventory used by Purchaser to satisfy such warranty claims in whole or in part.

4.21 No Epidemic Failure. No Epidemic Failure has occurred, and to the Knowledge of Seller, no circumstance or condition exists (with or without notice or lapse of time, or both) that will, or would reasonably be expected to, result in an Epidemic Failure of any Product or predecessor to any Product (and, including, for the avoidance of doubt, any component part of any Product or predecessor to any Product).

4.22 Customers; Suppliers.

(a) Schedule 4.22(a) sets forth (i) the names of the top ten customers (based on the April 1, 2010 to December 1, 2010 time period) of the operations of the CNS Division that have ordered and paid for Products, listed by dollar value of shipments and (ii) the amount for which each such customer was invoiced for such shipments. Seller has not received any notice, and Seller has no reason to believe, that any significant customer of the CNS Division has ceased, or will cease, to use the Products or has substantially reduced, or will substantially reduce, the use of the Products in the immediate future.

(b) Schedule 4.22(b) sets forth the names of the top ten suppliers, independent consultants, software developers, or contractors (based on the April 1, 2010 to December 1, 2010 time period) from which Seller ordered products or purchased services necessary for the operations of the CNS Division and the Retained Businesses (collectively, the “Providers”), and the amount for which each such Provider invoiced Seller during such period. The CNS Division has not received any notice, and the CNS Division does not have any reason

Asset Purchase Agreement		Execution Version

30

to believe, that any such Provider will not sell raw materials, supplies, merchandise and other goods or provide services to Purchaser after the Closing Date on terms and conditions similar to those imposed on current sales to the operations of the CNS Division, subject only to general and customary price increases.

4.23 Component Sources. The sources of the components listed in the build of materials provided by Seller to Purchaser for the 7500 and 7550 products are representative of and consistent with the sources from which Seller has acquired and currently acquires components for such products.

4.24 Certain Customer Agreements.

(a) All orders, sales and other commitments to supply between the CNS Division and the customer identified on Schedule 4.24(a) are covered by and made pursuant to the supply agreement identified on Schedule 4.24(a).

(b) No order, sale or other commitment to supply between the CNS Division and the customer identified on Schedule 4.24(a) is covered by or made pursuant to the replication of the terms of the general purchase agreement identified on Schedule 4.24(b).

4.25 Complete Copies of Materials. To the extent such documents exist and to the extent not prohibited by law or contract, Seller has delivered or made available true and complete copies of each document (or summaries of the same) that has been requested by Purchaser or its counsel. To the extent that Seller’s delivery or making available such documents are prohibited by law or contract, Seller has identified on Schedule 4.25 a list and summary of all such documents.

4.26 Solvency.

(a) Seller is not now insolvent and will not be rendered insolvent by any of the transactions contemplated by this Agreement. As used in this section, “insolvent” means that the sum of the debts and other probable Liabilities of Seller exceeds the present fair saleable value of Seller’s assets.

(b) Immediately after giving effect to the consummation of the transactions contemplated by this Agreement: (i) Seller will be able to pay its Liabilities as they become due in the ordinary course of business; (ii) Seller will not have unreasonably small capital with which to conduct its current or proposed business; (iii) Seller will have assets (calculated at fair market value) that exceed its Liabilities; and (iv) taking into account all pending and threatened litigation, final judgments against Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered), as well as all other obligations of Seller. The cash available to Seller, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.

Asset Purchase Agreement		Execution Version

31

5. REPRESENTATIONS AND WARRANTIES WITH RESPECT TO PURCHASER AND IP PURCHASER.

Purchaser and IP Purchaser jointly and severally represent and warrant to Seller that as of the date of this Agreement (or such other date as specified below with respect to any particular representation and warranty):

5.1 Corporate Matters Regarding Purchaser.

(a) Organization; Power. Purchaser is a corporation duly organized and validly existing under the Laws of the State of Delaware. Purchaser has all requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted. IP Purchaser is a limited liability company duly organized and validly existing under the Laws of Ireland and a wholly owned subsidiary of Purchaser. IP Purchaser has all requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted.

(b) Authorization; Validity. Each of Purchaser and IP Purchaser has all requisite corporate power and authority to enter into this Agreement and the related agreements referred to herein and to carry out its obligations hereunder and thereunder. The execution and delivery by Purchaser and IP Purchaser of this Agreement and the other documents and instruments to be executed by Purchaser and/or IP Purchaser pursuant hereto and the consummation by Purchaser and IP Purchaser of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Purchaser and the Board of Directors of IP Purchaser. No further corporate act or proceeding on the part of Purchaser is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Purchaser pursuant hereto or the consummation of the transactions contemplated hereby and thereby. No further company act or proceeding on the part of IP Purchaser is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by IP Purchaser pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement and the related agreements, documents and instruments referred to herein to which Purchaser or IP Purchaser is a party have been duly executed and delivered by Purchaser and/or IP Purchaser, as applicable, and constitute the valid and legally binding obligations of Purchaser and/or IP Purchaser, as applicable, enforceable against it in accordance with their respective terms.

(c) Compliance; Binding Effect. The execution and delivery of this Agreement and the related agreements, documents and instruments referred to herein, the purchase of the Purchased Assets, the assumption of the Assumed Liabilities and the consummation of the transactions contemplated hereby will not: (i) violate any provisions of the Articles of Incorporation and Bylaws of Purchaser or the organizational documents of IP Purchaser; (ii) constitute a default under, or constitute an event which with the giving of notice or the lapse of time or both would become a default under, any material contract to which Purchaser or IP Purchaser is a party or by which Purchaser or IP Purchaser is bound, or (iii) violate or conflict with any Law, order, writ, injunction, judgment, arbitration award, decree or other restriction of any kind or character to which Purchaser or IP Purchaser is subject or by which Purchaser or IP Purchaser is bound.

Asset Purchase Agreement		Execution Version

32

5.2 Governmental Consents. No consent, approval, authorization or order of any court or governmental agency or body is required for the consummation by Purchaser or IP Purchaser of the transactions contemplated by this Agreement.

5.3 Litigation. To the Knowledge of Purchaser, there is no action, claim, suit or proceeding pending or threatened against Purchaser or IP Purchaser which questions the legality, validity or propriety of the transactions contemplated by this Agreement.

5.4 Purchaser Knowledge. Each of Purchaser and IP Purchaser has sufficient knowledge and experience in financial and business matters to enable it to evaluate the merits and risks of the transactions contemplated by this Agreement. Each of Purchaser and IP Purchaser has been given access to information requested regarding the CNS Division, including the opportunity to ask questions of and receive answers from the representatives of the Seller concerning the present and proposed activities of the CNS Division and to obtain the information which it deems necessary or advisable in order to evaluate the merits and risks of the transactions contemplated by this Agreement, and each of Purchaser and IP Purchaser has made its own independent investigation of the CNS Division and the merits and risks of the transactions contemplated by this Agreement.

5.5 Brokers’ Fees. Neither the Purchaser nor the IP Purchaser has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Seller could become liable or obligated.

5.6 Funds. Each of the Purchaser and the IP Purchaser has available funds to pay the Purchase Price.

6. COVENANTS AND AGREEMENTS.

6.1 Access. During the period commencing on the date of this Agreement and continuing through the Closing Date, Seller, subject to the existing non-disclosure agreement, shall (a) afford to Purchaser and its representatives reasonable access during normal business hours, to the extent not prohibited by law or contract (provided that Seller has provided a summary of the same to Purchaser) to Seller’s personnel, properties, contracts, Books and Records, and other documents and data (including access to all Source Code related to the Products and/or Purchased Assets), in each case related to the operation of the CNS Division, (b) furnish Purchaser and its representatives with copies of all such contracts, Books and Records, and other existing documents and data as Purchaser may reasonably request relating to the operations of the CNS Division, (c) furnish Purchaser and its representatives with such additional financial, operating, and other data and information (including Returns and supporting documentation) as Purchaser may reasonably request relating to the operations of the CNS Division, and (d) afford Purchaser and its Representatives with reasonable access to Seller’s suppliers for the purposes of transition planning and integration upon notice to and with the prior consent of Seller (such consent not to be unreasonably withheld, delayed or conditioned).

Asset Purchase Agreement		Execution Version

33

6.2 No Solicitation.

(a) Until the earlier of (y) the Closing Date or (z) the date of termination of this Agreement pursuant to the provisions of Article 9 hereof, Seller and the Shareholder shall not (nor shall Seller or the Shareholder permit, as applicable, any of their respective directors, officers or other employees, shareholders, agents, representatives or Affiliates to), directly or indirectly, take any of the following actions with any party other than Purchaser and its designees: (i) solicit, encourage, seek, entertain, support, assist, initiate or participate in any inquiry, negotiations or discussions, or enter into any agreement, with respect to any offer or proposal to acquire all or any material part of the CNS Division or the Purchased Assets or (ii) disclose or furnish any information not customarily disclosed to any Person concerning the business, technologies or properties of the CNS Division or the Purchased Assets, or afford to any Person access to its properties, technologies, books or records of the CNS Division, not customarily afforded such access, except for Purchaser and Purchaser’s designated representatives and agents.

(b) Seller shall immediately cease and cause to be terminated any such negotiations, discussion or agreements relating to the CNS Division or a material portion thereof (other than with Purchaser) that are the subject matter of Section 6.2(a) hereof.

(c) The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 6.2 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Purchaser after establishing a prima facie case (without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security) shall be entitled to an immediate injunction or injunctions to prevent breaches of the provisions of this Section 6.2 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Purchaser may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any Seller, Shareholder, officer, director, representative or Affiliate of Seller shall be deemed to be a breach of this Agreement by Seller.

(d) Notwithstanding the foregoing, nothing herein shall prohibit the Shareholder (or any of their respective directors, officers or other employees, shareholders, agents, representatives or Affiliates) from taking any of the actions otherwise restricted by this Section 6.2 in connection with any offer or proposal to acquire all or substantially all of the Shareholder.

6.3 Operation of Business. Between the date of this Agreement and the Closing Date, unless otherwise agreed in writing by Purchaser (which will not be unreasonably withheld, delayed or conditioned), Seller will:

(a) except as otherwise allowed or required pursuant to the terms of this Agreement, conduct the operations of the CNS Division in the ordinary course in a manner consistent with past practice;

(b) use commercially reasonable efforts to preserve intact the current business operations of the CNS Division, keep available the services of the current officers,

Asset Purchase Agreement		Execution Version

34

employees and agents of the CNS Division of Seller, maintain the relations and goodwill with its customers, suppliers, consultants, contractors, licensors, employees, distributors and others having business relationships with the CNS Division;

(c) maintain all of the Purchased Assets in their current condition, ordinary wear and tear excepted and, in the event of any damage to or destruction of any of the Purchased Assets prior to the Closing Date, promptly replace, repair or restore such Purchased Assets;

(d) pay the debts and Taxes of Seller when due and pay and perform other obligations of Seller when due;

(e) maintain the Books and Records of the CNS Division in the usual, regular and ordinary manner, on a basis consistent with prior years; and

(f) report periodically to Purchaser concerning the status and operation of the CNS Division and the Purchased Assets.

6.4 Conduct Prior to Closing. Except as otherwise expressly permitted by this Agreement and listed on Schedule 6.4, without the prior written consent of Purchaser (which will not be unreasonably withheld, delayed or conditioned), between the date of this Agreement and the Closing Date, Seller will not conduct the operations of the CNS Division other than in the ordinary course in a manner consistent with past practice. Without limiting the generality of the foregoing, by way of example, Seller shall not (and shall cause its Subsidiaries not to):

(a) excluding ordinary course purchases of inventory, undertake any expenditure, transaction or commitment related to the CNS Division outside of the ordinary course of business and exceeding $200,000 individually or $1,000,000 in the aggregate;

(b) take any action, or fail to take any action, that would result in any of the representations and warranties set forth in Article 4 not being true and correct such that the conditions set forth in Section 7.4(a) of this Agreement would not be satisfied;

(c) terminate, renew or make any material amendments to any of the Transferred Contracts;

(d) sell or license (other than product sales in the ordinary course of business), assign, lease, transfer, convey or pledge the Purchased Assets or commit itself to sell or license (other than product sales in the ordinary course of business), assign, lease, transfer, convey or pledge the Purchased Assets or subject any of the Purchased Assets to a security interest;

(e) enter into any new Employment Agreement with an Employee working within the CNS Division or modify any existing Employment Agreement with an Employee working within the CNS Division;

(f) terminate the employment of any Current Employee, except for cause, provided Seller provides notice to Purchaser prior to any such termination;

Asset Purchase Agreement		Execution Version

35

(g) reassign any Current Employee working within the CNS Division to another business unit or division of Seller;

(h) change, increase or amend the rate of remuneration (cash, equity or otherwise) or any other terms of employment of any of the Current Employees or adopt, grant extend or increase the rate or terms of any bonus, insurance pension or other employee benefit plan, payment or arrangement made to, for or with any Current Employees, except increases pursuant to any applicable law, rule or regulation;

(i) revalue any of the Purchased Assets, excluding any writing down of the value of Inventory consistent with past practices and GAAP; or

(j) take, or agree in writing or otherwise to take, any of the actions described in Section 6.4(a) through Section 6.4(i) above, or any other action that would prevent Seller from performing or cause Seller not to perform its covenants hereunder.

6.5 Confidentiality. Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to Section 6.1 hereof, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be governed by the terms of the Non-Disclosure Agreement dated October 18, 2010 between Purchaser and Seller (the “Confidentiality Agreement”).

6.6 Notification of Certain Matters. Each party shall give prompt notice to the other party of the occurrence or non occurrence of any event, the occurrence or non occurrence of which is likely to cause any representation or warranty of a party contained in this Agreement to be untrue or inaccurate such that the conditions set forth in Section 7.4(a) of this Agreement would not be satisfied and any failure of a party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.6 shall not limit or otherwise affect any remedies available to a party.

6.7 Reasonable Efforts; Further Assurances; Cooperation. Upon the terms and subject to the conditions hereof, each of the parties hereto agrees to use its commercially reasonable efforts (i) to perform its obligations hereunder, (ii) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated hereby, and (iii) to cooperate fully with each other and their respective representatives in connection with any steps required to be taken as a part of their respective obligations under this Agreement.

6.8 Publicity. No public announcement or other publicity regarding the transactions referred to herein shall be made by any party hereto without the prior written approval of all parties hereto as to form, timing and manner of distribution or publication, except to the extent otherwise required by the securities law or other laws on advice of counsel.

6.9 Consents.

(a) Each party will give any notices to third parties, and shall obtain any third party consents, waivers or approvals that may be required in connection with the

Asset Purchase Agreement		Execution Version

36

matters referred to in this Agreement above and that are reasonably necessary to implement this Agreement. Each party shall assist and cooperate with the other party in seeking and obtaining consents (it being understood and agreed that the obligations to assist and cooperate does not require or otherwise obligate Purchaser to contribute to or pay any third party fees required in connection with obtaining any such consents, waiver or approvals).

(b) Each of the parties will give any notices to, make any filings with, and use its commercially reasonable efforts to obtain any such consents needed to assign the Purchased Assets and Assumed Liabilities or consummate the transactions contemplated by this Agreement.

(c) If any consent for a Transferred Contract pursuant to which consent is required hereby, other than a Material Agreement, shall not have been obtained, and Purchaser waives the condition in Section 7.4(d) hereof relating to such consent and the Closing occurs, then, in addition to its obligations pursuant to Section 3.3 hereof, Seller hereby agrees that:

(i) such agreement shall not be treated as a Transferred Contract for any purpose hereunder (a “Non-Transferred Contract”) until such time, if any, as the consent is obtained pursuant to subsection (ii) below;

(ii) at Purchaser’s request, Seller shall use its commercially reasonable efforts to obtain all such consents, in a form and substance reasonably acceptable to Purchaser, that are necessary to effect the valid transfer from Seller to Purchaser of, and vest in Purchaser valid title or rights in and to, the Non-Transferred Agreements; and,

(iii) upon the receipt of any such consents under any Non-Transferred Contract after the Closing Date and prior to the first (1st) anniversary of the Closing Date, such Non-Transferred Agreement shall be transferred and assigned to Purchaser, and thereafter deemed to be a Transferred Contract for purposes of this Agreement and any applicable Ancillary Agreements, effective as of the date of such consent, waiver, approval or authorization.

6.10 Employment Liabilities. From and after the Closing Date, Seller and any ERISA Affiliate shall (i) sponsor and (ii) assume or retain, as the case may be, and be solely responsible for all of the following from and after Closing, which will be considered “Employee Excluded Liabilities” for purposes of this Agreement, including Section 3.3 hereof:

(a) Employment Liabilities arising out of facts or events that occurred prior to the Closing Date (other than the Post-Closing Special Bonus Payments), including but not limited to payments or entitlements that Seller may owe or have promised to pay to the Designated Employees, Key Employees or any other Employees, including wages, other remuneration, holiday or vacation pay, bonus, severance pay (statutory or otherwise), commission, pension contributions, taxes, and any other liability, payment or obligations related to Employees or contractors;

(b) all payments with respect to Employees that are due to be paid prior to or on the Closing Date (including, without prejudice to the generality of the foregoing,

Asset Purchase Agreement		Execution Version

37

pension contributions, insurance premiums and taxation) to any third party in connection with the employment of any of the Employees; and

(c) any non-forfeitable claims of any Designated Employees from their prior employment with Seller or an ERISA Affiliate which have been incurred or accrued on or prior to the Closing Date.

(d) all costs and disbursements incurred in connection with the termination of any employment of a Designated Employee, Key Employee or any other Employee prior to or in connection with the Closing Date (including any Designated Employee who does not accept an offer of employment with Purchaser) shall be borne by Seller.

6.11 Post-Closing Tax Covenants.

(a) Subject to Section 6.11(c) below, Seller will be responsible for the preparation and filing of all Tax Returns of Seller (including Tax Returns required to be filed after the Closing Date), and such Tax Returns shall be true, complete and correct and prepared in accordance with applicable law in all material respects. Seller will be responsible for and will make all payments of Taxes shown to be due on such Tax Returns.

(b) Purchaser will be responsible for the preparation and filing of all Tax Returns it is required to file with respect to Purchaser’s ownership or use of the Purchased Assets or its operation of the CNS Division attributable to taxable periods beginning on or after the Closing Date. Such Tax Returns shall be true, complete and correct and prepared in accordance with applicable law in all material respects. Purchaser will be responsible for and will make all payments of Taxes shown to be due on such Tax Returns.

(c) In the case of any real or personal property taxes (or other similar Taxes) attributable to the Purchased Assets for which taxes are reported on a Tax Return covering a period commencing before the Closing Date and ending thereafter (a “Straddle Period Tax”), any such Straddle Period Taxes shall be prorated between Purchaser and Seller on a per diem basis. The party required by law to pay any such Straddle Period Tax (the “Paying Party”) shall file the Tax Return related to such Straddle Period Tax within the time period prescribed by law and shall timely pay such Straddle Period Tax. To the extent any such payment exceeds the obligation of the Paying Party hereunder, the Paying Party shall provide the other party (the “Non-Paying Party”) with notice of payment details of the calculator, and after resolving any questions and absent any challenges, within ten (10) days of receipt of such notice of payment, the Non-Paying Party shall reimburse the Paying Party for the Non-Paying Party’s share of such Straddle Period Taxes.

(d) To the extent relevant to the operations of the CNS Division or the Purchased Assets or the Assumed Liabilities, each party shall (i) provide the other with such assistance as may reasonably be required in connection with the preparation of any Return and the conduct of any audit or other examination by any taxing authority or in connection with judicial or administrative proceedings relating to any liability for Taxes and (ii) retain and provide the other with all records or other information that may be relevant to the preparation of any Returns, or the conduct of any audit or examination, or other proceeding relating to Taxes. Seller shall retain all documents, including prior years’ Returns, supporting work schedules and

Asset Purchase Agreement		Execution Version

38

other records or information with respect to all sales, use and employment tax returns and, absent the receipt by Seller of the relevant tax clearance certificates, shall not destroy or otherwise dispose of any such records for six (6) years after Closing without the prior written consent of Purchaser, which will not be unreasonably withheld, delayed or conditioned.

6.12 Transfer Taxes and Fees. Purchaser and Seller shall split equally all sales, use, VAT and other transfer taxes and fees imposed with respect to the transfer of the Purchased Assets; provided, however, that Purchaser and/or IP Purchaser shall be responsible for any transfer taxes arising solely as a result of IP Purchaser (and not Purchaser) acquiring assets pursuant to this Agreement.

6.13 No Solicitation Obligation.

(a) Without the Purchaser’s express prior written consent, for a period of two (2) years after the Closing Date, with respect to Key Employees, neither Seller nor any of its Affiliates shall, directly or indirectly, for such Seller or Affiliate or on behalf of or in conjunction with any other Person, employ or solicit, or receive or accept the performance of services by, any Key Employee. Seller shall use commercially reasonable efforts to communicate the restrictions imposed by this Section 6.13 to all Persons who would reasonably be expected to engage in such solicitations or make such offers of employment and instruct such Persons to comply with such restrictions

(b) Without the Purchaser’s express prior written consent, for a period of one (1) year after the Closing Date, with respect to Designated Employees or other Purchaser employees, neither Seller nor any of its Affiliates shall, directly or indirectly, for such Seller or Affiliate or on behalf of or in conjunction with any other Person employ or solicit, or receive or accept the performance of services by, any Designated Employee or other Purchaser employee, as applicable; provided, however, that a general solicitation of employment shall not be deemed to violate the provisions hereof; and provided further, that such restrictions shall not apply to Designated Employees who are terminated by Purchaser. Seller shall use commercially reasonable efforts to communicate the restrictions imposed by this Section 6.13 to all Persons who would reasonably be expected to engage in such solicitations or make such offers of employment and instruct such Persons to comply with such restrictions.

6.14 Employee Matters.

(a) Employment Offers. Prior to Closing, Purchaser shall provide offers of “at-will” employment to the Key Employees and Designated Employees, in accordance with Schedule 1.1, for employment with Purchaser or its subsidiaries as a Continuing Employee, to be effective as of the Closing Date. Such “at-will” offer of employment will: (i) be contingent on Closing, (ii) be set forth in offer letters (each, an “Offer Letter”), (iii) be subject to and in compliance with Purchaser’s applicable policies and procedures, including requirements for proof evidencing a legal right to work in the offeree’s country of current employment and employment background checks and the execution of Purchaser’s employee proprietary information and inventions assignment agreement, governing employment conduct and performance, (iv) have terms, including position (other than titles), salary, and benefits, which in the case of salary shall be at least equal to what such offeree currently receives from the Seller, and in the case of position (other than titles) and benefits, taken as a whole, shall be at

Asset Purchase Agreement		Execution Version

39

least comparable in all material respects to what such offeree receives from Seller, (v) supersede any prior Employment Agreement or other express or implied employment agreements, arrangement or offer letter in effect with such Designated Employee or Key Employee prior to the Closing Date.

(b) Except as set forth on Schedule 1.1, with respect to any Designated Employees or Key Employees who receive offers of employment from Purchaser, Seller shall inform such individuals that upon the Closing Date, such individuals’ employment with Seller shall be terminated without the possibility of severance. Upon the Closing Date, except as set forth on Schedule 1.1, Seller shall terminate without severance all Designated Employees or Key Employees who receive but do not accept offers of employment from Purchaser.

(c) Subject to applicable limitations under Purchaser’s existing employee benefit programs, for each Employee of the CNS Division hired by Purchaser, Purchaser shall credit each such Continuing Employee’s years of service with Seller (and any predecessor thereof) toward any eligibility or vesting requirements under any of the employee benefit programs Purchaser establishes for Continuing Employees of the CNS Division. It is specifically understood and agreed that Purchaser shall have the right, exercisable in its sole discretion, to terminate or layoff any such Continuing Employees hired by Purchaser; provided that Purchaser offers any such terminated employees severance consistent with the severance historically offered to similarly situated employees of Purchaser.

(d) Each Designated Employee and Key Employee shall be immediately eligible to participate, without any waiting time, in any and all employee benefit plans sponsored by Purchaser for the benefit of its employees and shall be credited with his or her years of service with the Seller prior to the Closing Date, except to the extent such credit would result in a duplication of benefits. For purposes of each of Purchaser’s plan’s providing medical, dental or vision benefits, Purchaser shall cause all pre-existing condition exclusions to be waived and any eligible expenses incurred by such Designated Employee or Key Employee and his or her covered dependents prior to the Closing Date to be taken into account for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents.

(e) Waiver. Seller agrees that Purchaser’s hiring and employment of the Key Employees and Designated Employees as described in this Agreement shall not constitute a breach of any covenant made by Purchaser or its Affiliates to not solicit or employ any employees of Seller.

(f) Cobra Continuation Coverage. Seller agrees and acknowledges that the selling group (as defined in Treasury Regulation Section 54.4980B-9, Q&A-3(a)) of which it is a part (the “Selling Group”) will continue to offer a group health plan to Employees after the Closing Date and, accordingly, that Seller and the Selling Group shall be solely responsible for providing continuation coverage under COBRA to those individuals who are M&A qualified beneficiaries (as defined in Treasury Regulation Section 54.4980B-9, Q&A-4(a)) with respect to the transactions contemplated by this Agreement (collectively, the “M&A Qualified Beneficiaries”). Seller shall indemnify, defend and hold harmless Purchaser or its

Asset Purchase Agreement		Execution Version

40

Affiliates, as the case may be, for, from and against any and all claims, liabilities, losses, costs and expenses (including attorney’s fees) relating to, arising out of, or resulting from any and all COBRA obligations, liabilities and claims related to M&A Qualified Beneficiaries and all other qualified beneficiaries (as defined in Code Section 4980B(g)(1)) with respect to Sellers’ group health plans. Seller further agrees and acknowledges that in the event that Seller ceases to provide any group health plan to any Employee prior to the expiration of the continuation coverage period for all M&A Qualified Beneficiaries (pursuant to Treasury Regulation Section 54.4980B-9, Q&A-8(c)), then Seller shall provide Purchaser or its Affiliates, as the case may be, with (a) written notice of such cessation as far in advance of such cessation as is reasonably practicable (and, in any event, at least thirty (30) days prior to such cessation), and (b) all information necessary or appropriate for Purchaser or its Affiliates, as the case may be, to offer continuation coverage to such M&A Qualified Beneficiaries.

(g) Post-Closing Special Bonus Payments. Prior to the Closing, Seller shall deliver a list of bonuses to be paid on or about May 27, 2011 to the individuals and in the allocations set forth on Schedule 6.14(g) (the “Post-Closing Special Bonus Payments”). Purchaser agrees to make the payments specified in accordance with Schedule 6.14(g) to the individuals who remain as employees of Purchaser or one of its Affiliates on the payment date. The aggregate amount of such Post-Closing Special Bonus Payments (which shall include the employer portion of any related payroll Taxes) shall be subtracted from the amount of Purchase Price payable at Closing in accordance with Section 2.3(a). In the event that any such Post-Closing Special Bonus Payments are not paid by Purchaser, because an individual who otherwise would have received such payment is no longer an employee of Purchaser or otherwise, then Purchaser shall pay to Seller an amount equal to such portion of the Post-Closing Special Bonus Payments that are not paid out (including amounts that would have been paid as the employer portion of any related payroll Taxes on such amounts).

6.15 Bulk Transfer Laws. Purchaser hereby waives compliance by Seller with any applicable bulk sale or bulk transfer laws of any jurisdiction in connection with the sale of the Purchased Assets to Purchaser (other than any obligations with respect to the application of the proceeds herefrom); provided, however, that Seller agrees to indemnify Purchaser against any and all liabilities arising from such law that may be asserted by third parties against Purchaser as a result of Seller’s noncompliance with any such bulk transfer law.

6.16 Post-Closing Litigation Cooperation. The parties acknowledge and agree that certain third-party claims may arise that relate to both Seller and Purchaser relating to the CNS Division. In the event of any such claim, each party agrees to cooperate with all reasonable requests of the other party for assistance related to such claim; provided that the requesting party shall be responsible for all reasonable out-of-pocket costs incurred by the cooperating party in providing such assistance.

6.17 Post-Closing Warranty Claims. The Purchaser covenants and agrees to use commercially reasonable efforts to use the Returned Goods Materials Inventory to satisfy all Product Warranty claims assumed by Purchaser pursuant to Section 3.1(a).

Asset Purchase Agreement		Execution Version

41

7. CLOSING AND CLOSING CONDITIONS.

7.1 Closing Date. The Closing of the transactions provided for herein shall take place as soon as practical following the satisfaction or waiver of all conditions to Closing contained herein, or at such other time and date as Seller, Purchaser and IP Purchaser may mutually agree (such date, the “Closing Date”).

7.2 Mutual Closing Conditions. Each and every obligation of the parties, under this Agreement to be performed at or before the Closing is subject to the satisfaction, at or before the Closing, of each of the following conditions, unless waived in writing by both parties:

(a) No Proceeding or Litigation. No suit, action, investigation, inquiry or other proceeding by or before any court or governmental Person shall be instituted, which challenges the validity or legality of this Agreement.

(b) No Injunction. As of the Closing, there shall not be any effective injunction, writ, preliminary restraining order or any order issued by a Governmental Entity of competent authority of any nature issued by a court of competent jurisdiction directing that the terms of this Agreement or any of them not be consummated as so provided or imposing any material condition or otherwise prohibiting or making illegal the consummation of the terms of any of the transactions contemplated by this Agreement.

(c) Regulatory Consents and Approvals. All consents, approvals and actions of, filings with and notices to, any Governmental Entity necessary to permit Purchaser, IP Purchaser and Seller to perform their obligations under this Agreement and to consummate the transactions contemplated hereby shall have been duly obtained, made or given, and all terminations or expirations of waiting periods imposed by any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement shall have occurred.

7.3 Closing Deliveries. The following items shall be delivered by the parties at Closing:

(a) By the Seller. At the Closing, the Seller shall deliver to Purchaser and IP Purchaser the following:

(i) bills of sale, assignment documents and other instruments of transfer duly executed by the Seller, which are reasonably requested by Purchaser to vest in Purchaser and IP Purchaser title to the Purchased Assets;

(ii) the Bill(s) of Sale, the Assignment and Assumption Agreement, Cross License Agreement, Customer Matters Agreement, Noncompetition Agreement, Transition Agreement, and Site License Agreement each duly executed by the Seller and, as the case may be, the Shareholder;

(iii) the authorizations, consents and approvals set forth in Schedule 7.3(a)(iii) attached hereto; and,

Asset Purchase Agreement		Execution Version

42

(iv) a certificate of a secretary or assistant secretary of Seller dated the Closing Date certifying the adoption of attached resolutions of Seller’s Board of Directors and Shareholder authorizing the execution, delivery and performance of this Agreement and the related agreements, documents and instruments referred to herein.

(b) By Purchaser and IP Purchaser. At the Closing, Purchaser and IP Purchaser shall deliver to the Seller, the following:

(i) the Bill(s) of Sale, the Assignment and Assumption Agreement, Cross License Agreement, Customer Matters Agreement, Noncompetition Agreement, Transition Agreement, and Site License Agreement each duly executed by Purchaser and/or IP Purchaser, as applicable;

(ii) a certificate of Purchaser dated the Closing Date and signed on its behalf by its secretary or assistant secretary certifying the adoption of attached resolutions of Purchaser’s Board of Directors, and, if necessary, shareholder, authorizing the execution, delivery and performance of this Agreement and the related agreements, documents and instruments referred to herein; and

(iii) payment by wire transfer of the Purchase Price as provided in Section 2.3 of this Agreement.

7.4 Closing Conditions of Purchaser and IP Purchaser. The obligations of Purchaser and IP Purchaser hereunder to consummate and effect the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Purchaser in its sole discretion):

(a) Representations and Warranties. Each of the representations and warranties made by Seller in this Agreement (i) that is not qualified by materiality shall be true and correct in all material respects when made and shall be true and correct in all material respects on and as of the Closing Date and (ii) that is qualified by materiality (or Material Adverse Effect) shall be true and correct in all respects when made and shall be true and correct in all respects on and as of the Closing Date, in each case as though such representations and warranties were made or given on and as of the Closing Date, and Seller shall deliver to Purchaser and IP Purchaser a certificate to such effect signed by a duly authorized officer of Seller.

(b) Performance. Seller shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Seller at or before the Closing, and Seller shall deliver to Purchaser and IP Purchaser a certificate to such effect signed by a duly authorized officer of Seller.

(c) Secretary’s Certificate. Seller shall have delivered to Purchaser and IP Purchaser a certificate, dated the Closing Date and validly executed by the Secretary of Seller, certifying as to (a) the terms and effectiveness of Seller’s charter documents and (b) the

Asset Purchase Agreement		Execution Version

43

valid adoption of resolutions of the board of directors of Seller and the Shareholder approving this Agreement and the consummation of the transactions contemplated hereby.

(d) Third Party Consents. All consents (or in lieu thereof waivers) to the performance by Seller of its obligations under this Agreement or to the consummation of the transactions contemplated hereby as are required under any contract, agreement or commitment to which Seller that is a party listed on Schedule 7.4(d) shall have been obtained and shall have been delivered to Purchaser and IP Purchaser.

(e) Releases from all Liens. Releases from all Liens (except Permitted Encumbrances) against the Purchased Assets, if any, shall have been obtained in form reasonably satisfactory to Purchaser and IP Purchaser.

(f) No Material Adverse Effect. There shall not have occurred any event or condition of any character that has had or is reasonably likely to have a Material Adverse Effect on the operations of the CNS Division or the Purchased Assets since the date of this Agreement.

(g) Notices to Third Parties. Seller shall have delivered a notice of assignment to each of the persons listed on Schedule 7.4(g) hereto.

(h) Escrow Agreement. Seller and the Escrow Agent shall have entered into an Escrow Agreement, substantially in the form attached hereto as Exhibit E.

(i) Key Employees; Designated Employees. The Key Employees and at least 75% of the Designated Employees (i) shall have entered into employment arrangements with Purchaser pursuant to their execution of an offer letter which shall be in full force and effect, (ii) shall be Employees of Seller immediately prior to the Closing Date and (iii) shall not have rescinded such acceptances of offers of employment with Purchaser prior to the Closing Date.

(j) Litigation. There shall have occurred no verdict or settlement adverse to Purchaser of any of the matters set forth in Schedule 4.6.

7.5 Closing Conditions of Seller. The obligations of Seller hereunder to consummate and effect the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Seller in its sole discretion):

(a) Representations and Warranties. Each of the representations and warranties made by Purchaser and IP Purchaser in this Agreement (i) that is not qualified by materiality shall be true and correct in all material respects when made and shall be true and correct in all material respects on and as of the Closing Date and (ii) that is qualified by materiality (or Material Adverse Effect) shall be true and correct in all respects when made and shall be true and correct in all respects on and as of the Closing Date, in each case as though such representations and warranties were made or given on and as of the Closing Date, and Purchaser shall deliver to Seller a certificate to such effect signed by a duly authorized officer of Purchaser.

Asset Purchase Agreement		Execution Version

44

(b) Performance. Purchaser and IP Purchaser shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Purchaser or IP Purchaser, as applicable, at or before the Closing, and Purchaser shall deliver to Seller a certificate to such effect signed by a duly authorized officer of Purchaser.

(c) Secretary’s Certificate. Purchaser shall have delivered to Seller a certificate, dated the Closing Date and validly executed by the Secretary of Purchaser certifying as to (a) the terms and effectiveness of Purchaser’s charter documents and (b) the valid adoption of resolutions of the board of directors of Purchaser approving this Agreement and the consummation of the transactions contemplated hereby.

(d) Escrow Agreement. Purchaser, IP Purchaser and the Escrow Agent shall have entered into an Escrow Agreement, substantially in the form attached hereto as Exhibit E.

8. SURVIVAL OF REPRESENTATIONS, WARRANTIES, AGREEMENTS AND COVENANTS; INDEMNIFICATION.

8.1 Survival of Seller Representations, Warranties, Agreements and Covenants.

(a) Except as otherwise set forth in this Section 8.1, each and every representation and warranty made by Seller in this Agreement or in any exhibits, schedules, instruments of transfer delivered hereunder shall terminate on the date that is twelve (12) months after the Closing Date and thereafter be of no further force or effect (the date on which any such representation or warranty terminates in accordance with this Article 8 being referred to herein as the “Cut-off Date” for such representation or warranty); provided, however, that representations and warranties under (i) Sections 4.1, 4.2, 4.8(b), and 4.9 (each a “Specified Representation” and collectively, the “Specified Representations”) will survive the Closing and have a Cut-off Date that is the date sixty (60) days after the expiration of the applicable statute of limitations; (ii) Sections 4.19, 4.20 and 4.21 (each a “Two-Year Representation” and collectively, the “Two-Year Representations”) will survive the Closing and have a Cut-off Date that is the two-year anniversary of the Closing Date and (iii) Section 4.11 (the “Three-Year Representation”) will survive the Closing and have a Cut-off Date that is the three-year anniversary of the Closing Date.

(b) Any covenant or agreement that by its terms is to be performed after the Closing Date shall survive in accordance with its respective terms.

(c) Any representation or warranty that would otherwise terminate at the applicable Cut-off Date with respect thereto shall survive if the notice referred to in Section 8.4(b) of the breach, inaccuracy, default or nonperformance thereof shall have been given on or prior to the applicable Cut-off Date with respect thereto to the party against whom indemnification may be sought.

8.2 Survival of Purchaser Representations, Warranties, Agreements and Covenants. All representations, warranties, agreements and covenants (other than covenants to

Asset Purchase Agreement		Execution Version

45

be performed after the Closing Date which shall survive the Closing in accordance with its respective terms) of Purchaser shall terminate and be of no further force and effect on the Closing Date.

8.3 Indemnification by Purchaser and IP Purchaser.

(a) Purchaser and IP Purchaser jointly and severally agree to indemnify Seller and hold Seller harmless from and against any and all Losses incurred or sustained by, or imposed upon, Seller with respect to or by reason of (i) any breach or inaccuracy on the part of Purchaser or IP Purchaser of any of their representations and warranties contained in any exhibit, schedule, certificate, or instrument of transfer delivered by the Purchaser or IP Purchaser hereunder, (ii) the Assumed Liabilities and (iii) any breach, default or lack of performance on the part of Purchaser or IP Purchaser of any of their agreements or covenants contained in this Agreement or in any exhibit, schedule, certificate, or instrument of transfer delivered by the Purchaser or IP Purchaser hereunder.

(b) Notwithstanding anything to the contrary in this Agreement, Seller shall not be entitled to indemnification under Section 8.3(a) with respect to any claim for indemnification thereunder, unless Seller has given Purchaser written notice of such claim, setting forth in reasonable detail the facts and circumstances pertaining thereto, prior to the applicable Cut-off Date.

8.4 Indemnification by Seller and Shareholder.

(a) Scope. The Seller and Shareholder jointly and severally agree to indemnify the Indemnified Parties (as defined below) and hold the Indemnified Parties harmless from and against any and all Losses paid, incurred, accrued or sustained by, or imposed upon, the Indemnified Parties with respect to or by reason of any of the following:

(i) any breach or inaccuracy on the part of Seller of any of its representations and warranties contained in this Agreement or in any exhibit, schedule, certificate or instrument of transfer delivered by Seller hereunder (other than the Specified Representations, the Two-Year Representations and the Three-Year Representation);

(ii) any breach or inaccuracy on the part of Seller of any of the Specified Representations and the Two-Year Representations;

(iii) any breach or inaccuracy on the part of Seller of the Three-Year Representation;

(iv) any breach, default or lack of performance on the part of Seller of any of its agreements or covenants contained in this Agreement or in any exhibit, schedule, certificate or instrument of transfer delivered by Seller hereunder;

(v) Liabilities arising from or related to any failure to comply with laws relating to bulk transfers or bulk sales with respect to the transactions contemplated by this Agreement;

Asset Purchase Agreement		Execution Version

46

(vi) Excluded Liabilities; or

(vii) any third-party claim that a Product (including the manufacture, use, operation, functionality and/or support thereof) infringes any Patent owned by such third-party, to the extent, that the Product (or portion thereof) claimed to infringe was in all material respects designed by the Seller or designed specifically for the Seller by another party (but excluding any third-party patent infringement claim: (A) to the extent resulting from implementation of an Industry Standard, (B) to the extent resulting from any modifications or changes to such Product, process or practice solely by Purchaser, and/or (C) that also claims (at any time) infringement of the same patents by Purchaser’s comparable products that are not derived from the Purchased IP). Solely for the purposes of illustration of only this provision, the Parties acknowledge that in the purely hypothetical situation where the patent claims listed on Schedule 8.4(a)(vii) arose after the Closing Date, that such claims would not be indemnifiable solely under this Section 8.4(a)(vii) indemnity provision. For the avoidance of doubt, Seller acknowledges and agrees that all of the claims listed on Schedule 8.4(a)(vii) are Excluded Liabilities as provided in Section 3.3(d) hereof and that the foregoing illustration shall have no bearing on whether any claims that arise after the Closing Date would or would not be indemnifiable under this Section 8.4(a)(vii).

Each of the parties to this Agreement acknowledges that such Losses, if any, would related to unresolved contingencies existing at the Closing, which if resolved at the Closing, would have led to a reduction in the Purchase Price.

(b) Amount of Loss. For the purpose of this Article 8 only, in the event of any inaccuracy or breach of a representation or warranty of Seller contained in Article 4 herein, the amount of any Loss resulting from such inaccuracy or breach of such representation or warranty shall be determined without giving effect to any qualification in any representation or warranty that an event or fact be material or have a Material Adverse Effect, and any such qualification shall be disregarded for such purpose. There shall be no right of contribution from any Indemnified Party with respect to any Loss. Except in the case of fraud or intentional misrepresentation, Purchaser shall not be entitled to indemnification under Section 8.4(a):

(i) with respect to any claim for indemnification hereunder, unless Purchaser has given Seller written notice of such claim, setting forth in reasonable detail the facts and circumstances pertaining thereto, prior to the applicable Cut-off Date;

(ii) to the extent of any insurance proceeds actually received by Purchaser in connection with the facts giving rise to such indemnification; provided, however, that nothing herein shall require Purchaser to maintain such insurance coverage or obligate Purchaser to make any claims under any such insurance policies.

(c) Fraud. Notwithstanding any other provision of this Agreement, if either Seller or the Shareholder commits fraud or intentional misrepresentation with respect to any of its representations, warranties, covenants or agreements set forth in this Agreement, any of the Ancillary Agreements or schedules or exhibits thereto, Seller and the Shareholder shall be jointly and severally liable for, and shall indemnify and hold the Indemnified Parties harmless for, any Losses incurred or sustained by the Indemnified Parties, directly or indirectly, as a result

Asset Purchase Agreement		Execution Version

47

of such fraud or intentional misrepresentation, regardless of when such fraud or intentional misrepresentation was discovered.

(d) Limits on Indemnification. Except in the case of (X) fraud or intentional misrepresentation of any representation, warranty or covenant set forth in this Agreement, in any Ancillary Agreement, or in any certificate or other instrument delivered pursuant to this Agreement on the part of Seller or the Shareholder (for which Seller and the Shareholder will be responsible without limitation) and (Y) the Excluded Liabilities (for which Seller and the Shareholder will be responsible without limitation):

(i) the Indemnified Parties shall not be entitled to indemnification under clause (i) of Section 8.4(a):

(1) with respect to a single course of conduct, related set of circumstances, occurrence or event unless the Losses suffered by Purchaser arising therefrom exceeds Five Thousand U.S. Dollars ($5,000);

(2) prior to the end of the Escrow Period, for any Losses as to which the Indemnified Parties otherwise may be entitled to indemnity hereunder (without giving effect to this clause (i)), until such Damages exceed 1.5% of the Purchase Price listed in Section 2.3(a)(i), at the end of which Escrow Period or the aggregation of Damages greater than 1.5% of the Purchase Price listed in Section 2.3(a)(i), whichever comes first, the Indemnified Parties shall be entitled to recover for all such Damages; and

(3) for any Losses in excess of the Escrow Amount, all of such Damages in excess of the Escrow Amount being the responsibility of the Indemnified Parties.

(ii) the Indemnified Parties shall not be entitled to indemnification under clauses (ii), (iii) and (vii) of Section 8.4(a) in the aggregate for amounts in excess of Eight Million Dollars ($8,000,000).

(iii) the Indemnified Parties shall not be entitled to indemnification under clauses (iv) and (v) of Section 8.4(a) in the aggregate for amounts in excess of the Purchase Price.

(iv) clause (v) of Section 8.4(a) shall terminate on the date that is twelve (12) months after the Closing Date and thereafter be of no further force or effect; provided that such clause shall survive only to the extent of claims made under such clause prior to the date that is twelve (12) months after the Closing Date.

(v) clause (vii) of Section 8.4(a) shall terminate on the date that is thirty-six (36) months after the Closing Date and thereafter be of no further force or effect; provided that such clauses shall survive only to the extent of claims made under such clauses prior to the date that is thirty-six (36) months after the Closing Date.

(vi) clauses (iv) and (vi) of Section 8.4(a) shall terminate on the date that is seventy-two (72) months after the Closing Date and thereafter be of no further force

Asset Purchase Agreement		Execution Version

48

or effect; provided that such clauses shall survive only to the extent of claims made under such clauses prior to the date that is seventy-two (72) months after the Closing Date.

8.5 Escrow Arrangements.

(a) Escrow Fund. By virtue of this Agreement and as partial security for the indemnity provided for in Section 8.4(a) hereof, an amount equal to $3,350,000 (the “Escrow Amount”) shall be deposited by Purchaser promptly after the Closing with JPMorgan Chase Bank, N.A (the “Escrow Agent”), such deposit to constitute the Escrow Fund. The Escrow Fund shall be available to the Indemnified Parties for any claims by such parties for any Losses suffered or incurred by them and for which they are entitled to recovery under this Article 8.

(b) Distribution of Escrow Fund. Subject to the following requirements, the Escrow Fund shall be in existence as promptly as practicable following the Closing and shall terminate at 5:00 p.m., local time at Purchaser’s corporate headquarters in California, on the date seven (7) days after the twelve (12) month anniversary of the Closing Date (the “Escrow Period”), and the Escrow Agent shall distribute the funds in the Escrow Fund to Seller following such termination; provided, however, that the Escrow Fund, plus any accrued interest thereon, not used to satisfy Purchaser claims shall not terminate with respect to any amount in respect of any unsatisfied claims specified in any Officer’s Certificate (“Unresolved Claims”) delivered to the Escrow Agent prior to the Escrow Period termination date with respect to facts and circumstances existing prior to the expiration of the Escrow Period. As soon as all such claims have been resolved, the Escrow Agent shall deliver the remaining portion of the Escrow Fund, if any, not required to satisfy such Unresolved Claims.

(c) Taxation of Escrow Funds. Any interest earned on the Escrow Fund shall be added to the Escrow Fund and become a part thereof. All interest on or other taxable income, if any, earned from the investment of the Escrow Fund shall be treated for tax purposes as earned by Seller, and Seller shall be responsible for any Taxes due with respect to such interest.

(d) Claims Upon Escrow Fund. Subject to Section 8.5(e) hereof, upon receipt by the Escrow Agent at any time on or before the last day of the Escrow Period of a certificate signed by any officer of Purchaser (an “Officer’s Certificate”): (i) stating that an Indemnified Party has paid or properly accrued or reasonably anticipates that it will have to pay or accrue Losses, and (ii) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid or properly accrued, or the basis for such reasonably anticipated liability, and the specific nature of the misrepresentation, breach of warranty or covenant or otherwise to which such item is related, the Escrow Agent shall, subject to the provisions of Section 8.5(e) hereof and pursuant to terms of the Escrow Agreement, transfer to Purchaser out of the Escrow Fund, as promptly as practicable, funds held in the Escrow Fund in an amount equal to such Losses.

(e) Objections to Claims. At the time of delivery of any Officer’s Certificate to the Escrow Agent, a duplicate copy of such certificate shall be delivered to Seller and for a period of thirty (30) days after such delivery, the Escrow Agent shall make no transfer to Purchaser or the Indemnified Party, as the case may be, of any Escrow Amounts pursuant to

Asset Purchase Agreement		Execution Version

49

Section 8.5(d) hereof unless the Escrow Agent shall have received written authorization from Seller to make such transfer. After the expiration of such thirty (30) day period, the Escrow Agent, pursuant to the terms of the Escrow Agreement, shall transfer the funds from the Escrow Fund in accordance with Section 8.5(d) hereof; provided, however, that if Seller shall object in a written statement to the claim made in the Officer’s Certificate, and such statement shall have been delivered to the Escrow Agent prior to the expiration of such thirty (30) day period, then the Escrow Agent will not transfer any amounts disputed by Seller in such written statement.

(f) Resolution of Conflicts.

(i) In case Seller shall object in writing to any claim or claims made in any Officer’s Certificate as provided in Section 8.5(d) hereof, Seller and Purchaser shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If Seller and Purchaser should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and distribute funds from the Escrow Fund in accordance with the terms thereof.

(ii) If no such agreement can be reached after good faith negotiation, then the provisions of Section 10.2 hereof shall apply.

(g) Fees. All fees of the Escrow Agent for performance of its duties hereunder shall be borne equally by Purchaser and Seller.

8.6 Procedures for Third-Party Claims.

(a) Any party seeking indemnification pursuant to this Article 8 (the “Indemnified Party”) in respect of any legal proceeding, action, claim or demand (in each case, a “Claim”) instituted by any third Person shall give the party from whom indemnification with respect to such claim is sought (the “Indemnifying Party”) (i) prompt written notice (but in no event more than thirty (30) days after the Indemnified Party acquires knowledge thereof) of such Claim and (ii) copies of all documents and information relating to any such Claim within thirty (30) days of their being obtained by the Indemnified Party; provided, that the failure by the Indemnified Party to so notify or provide copies to the Indemnifying Party shall not relieve the Indemnifying Party from any liability to the Indemnified Party for any liability hereunder except to the extent that such failure shall have actually prejudiced the defense of the Claim.

(b) Subject to Section 8.6(c) of this Agreement, the Indemnifying Party shall have the right, at its option and expense, to defend against, negotiate, settle or otherwise deal with any Claim with respect to which it is the Indemnifying Party and to be represented by counsel of its own choice, and the Indemnified Party will not admit any liability with respect thereto or settle, compromise, pay or discharge the same without the consent of the Indemnifying Party. The Indemnified Party may participate in any proceeding with counsel of its choice and at its expense. The Indemnifying Party may not enter into a settlement of any such claim without the consent of the Indemnified Party. If a firm written offer is made to settle any such Claim for money damages only and the Indemnifying Party proposes to accept such settlement and the Indemnified Party refuses to consent to such settlement, then: (i) the Indemnifying Party shall be excused from, and the Indemnified Party shall be solely responsible

Asset Purchase Agreement		Execution Version

50

for, all further defense of such Claim; (ii) the maximum liability of the Indemnifying Party relating to such Claim (including defense costs) shall be the amount of the proposed settlement if the amount thereafter recovered from the Indemnified Party on such Claim is greater; and (iii) the Indemnified Party shall pay all attorneys’ fees and legal costs and expenses incurred after rejection of such settlement by the Indemnified Party, but if the amount thereafter recovered by such third party from the Indemnified Party is less than the amount of the proposed settlement, the Indemnified Party shall be reimbursed by the Indemnifying Party for such attorneys’ fees and legal costs and expenses up to a maximum amount equal to the difference between the amount recovered by such third party and the amount of the proposed settlement. The Indemnifying Party may not enter into a settlement of any such claim without the consent of the Indemnified Party. In the event the Indemnifying Party does not, within ten (10) days after it receives written notice of the Claim from the Indemnified Party, agree in writing to accept the defense of such Claim, then the Indemnified Party shall have the right to defend against, negotiate, settle or otherwise deal with the Claim in such manner as the Indemnified Party deems appropriate, in its reasonable discretion, and the Indemnified Party shall be entitled to immediate indemnification therefor from the Indemnifying Party under this Article 8.

(c) Notwithstanding anything herein to the contrary, in the event Purchaser becomes aware of a third-party claim that Purchaser reasonably believes may result in a demand against the Escrow Fund or otherwise, Purchaser shall notify Seller of such claim pursuant to Section 8.6(a), and Seller shall be entitled, at its expense, to participate in any defense of such claim. Purchaser shall have the right in its reasonable discretion to control the defense of all such claims and to settle any such claim; provided, however, that no settlement of any such claim with third-party claimants shall determine the amount of any claim against the Escrow Fund or otherwise, except with the consent of Seller. In the event that Seller has consented to any such settlement, Seller shall have no power or authority to object under any provision of this Article 8 to the amount of any claim by Purchaser against the Escrow Amount or otherwise with respect to such settlement.

8.7 Exclusive Remedy. Other than for fraud, intentional misrepresentation or willful breach, the indemnification obligations of Seller and Purchaser under this Article 8 shall constitute the sole and exclusive remedies of Seller and Purchaser, respectively, for the breach of any covenant, agreement, representation or warranty in this Agreement by the Seller or the Purchaser, as the case may be, and the Seller and the Purchaser shall not be entitled to rescission of this Agreement or to any further indemnification rights or claims of any nature whatsoever in respect thereof, all of which the Purchaser and the Seller waive.

8.8 Recovery Only Once; Assessment and Mitigation of Loss. The Purchaser is not entitled to recover more than once in respect of any one matter or loss giving rise to a claim. Nothing in this Article 8 is intended to expand or increase, on the one hand, or restrict or limit, on the other hand, the Purchaser’s or IP Purchaser’s general obligation at Law to mitigate any loss or damage which they may incur in consequence of a matter giving rise to a claim.

Asset Purchase Agreement		Execution Version

51

9. TERMINATION.

9.1 Termination. Except as provided in Section 9.1, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(a) by mutual written consent of Purchaser and Seller;

(b) by either the Purchaser or the Seller, if the Closing has not occurred by May 20, 2011 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose breach of this Agreement has resulted in the failure of the Closing to occur on or before the Termination Date; or

(c) by either Purchaser or Seller, if (i) there shall be a final non-appealable order of a federal or state court in effect preventing consummation of the transactions contemplated hereby; or (ii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Entity that would make consummation of the transactions contemplated by this Agreement illegal.

9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto, or its Affiliates, officers, directors or shareholders, provided, however, that the provisions of Sections 6.5 (Confidentiality), 6.8 (Public Announcements) and 15 (Expenses) of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

10. DISPUTE RESOLUTION.

10.1 Governing Law. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflict of laws.

10.2 Dispute. As used in this Agreement, “Dispute” shall mean any dispute or disagreement between Purchaser and Seller concerning the interpretation of this Agreement, the validity of this Agreement, any breach or alleged breach by any party under this Agreement or any other matter relating in any way to this Agreement; provided, that “Dispute” shall not include any dispute relating to Section 2.4 or Section 6.2 of this Agreement.

10.3 Process. If a Dispute arises, the parties to the Dispute shall follow the procedures specified in Sections 10.4, 10.5 and 10.6 of this Agreement.

10.4 Negotiations. The parties shall promptly attempt to resolve any Dispute by negotiations between the Purchaser and Seller. Either the Purchaser or Seller may give the other party written notice of any Dispute not resolved in the normal course of business. The Purchaser and the Seller shall meet at a mutually acceptable time and place within twenty (20) calendar days after delivery of such notice, and thereafter as often as they reasonably deem

Asset Purchase Agreement		Execution Version

52

necessary, to exchange relevant information and to attempt to resolve the Dispute. If the Dispute has not been resolved by these Persons within sixty (60) calendar days of the disputing party’s notice, or if the parties fail to meet within such twenty (20) calendar days, either the Purchaser or Seller may initiate mediation as provided in Section 10.5 of this Agreement. If a Party intends to be accompanied at a meeting by legal counsel, the other Party shall be given at least five (5) business days’ notice of such intention and may also be accompanied by legal counsel.

10.5 Mediation. If the Dispute is not resolved by negotiations pursuant to Section 10.4 of this Agreement, Purchaser and Seller may, by mutual agreement, attempt in good faith to resolve any such Dispute by submitting the Dispute to non-binding mediation utilizing the services of JAMS (“JAMS”). Such non-binding mediation shall take place in New York, New York.

10.6 Submission to Adjudication.

(a) If a Dispute is not resolved by negotiation or by mediation pursuant to Section 10.4 or 10.5 of this Agreement, the Parties agree that such Dispute and any other claims arising out of or relating to this Agreement shall be heard, adjudicated and determined exclusively and only by final and binding arbitration conducted by JAMS in New York, New York in accordance with the JAMS rules and procedures The Parties further understand and agree that this Agreement evidences a transaction involving commerce within the meaning of 9 U.S.C. § 2, and that this Agreement shall therefore be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1, et seq.

(b) Notwithstanding any statute or rule governing limitations of actions, any arbitration relating to or arising from any Dispute shall be commenced by service of an arbitration demand.

(c) To commence an arbitration pursuant to this Agreement, a Party shall serve a written arbitration demand (the “Demand”) on the other Party in accordance with this Agreement and at the same time submit a copy of the Demand to JAMS, together with a check payable to JAMS in the amount of that entity’s then-current arbitration filing fee; provided that in no event shall the claimant be required to pay an arbitration filing fee exceeding the sum then required to file a civil action in the United States District Court for the Southern District of New York. The claimant shall attach a copy of this Agreement to the Demand, which shall also describe the dispute in sufficient detail to advise the respondent of the nature of the dispute, state the date on which the dispute first arose, list the names and addresses of every Person whom the claimant believes does or may have information relating to the dispute, and state the relief requested by the claimant, including a monetary amount, if the claimant seeks a monetary award of any kind. Within thirty (30) days after receiving the Demand, the respondent shall mail to the claimant a written response to the Demand (the “Response”), and submit a copy of the Response to JAMS, together with a check for the difference, if any, between the filing fee paid by the claimant and JAM’s then-current arbitration filing fee. The Response shall describe the dispute in sufficient detail to fairly inform the claimant of the respondent’s position in the matter, list the names and addresses of every Person whom the respondent believes does or may have information relating to the dispute, and, if the respondent has asserted a counterclaim, state with

Asset Purchase Agreement		Execution Version

53

particularity the relief requested by the respondent, including a specific monetary amount, if the respondent seeks a monetary award of any kind.

(d) Promptly after service of the Response, the Parties shall confer in good faith to attempt to agree upon a suitable arbitrator. If the parties are unable to agree upon an arbitrator, JAMS shall select the arbitrator, based, if possible, on his or her expertise with respect to the subject matter of the Dispute.

(e) Notwithstanding the choice-of-law principles of any jurisdiction, the arbitrator shall be bound by and shall resolve all Disputes in accordance with the substantive law of the State of Delaware, federal law as enunciated by the federal courts situated in the District of Delaware, and all federal rules relating to the admissibility of evidence, including, without limitation, all relevant privileges and the attorney work product doctrine.

(f) Before the arbitration hearing, each Party shall be entitled to take a discovery deposition of up to three (3) representatives of the opposing Party who has knowledge of the matters in dispute. In addition, upon the application of a Party showing good cause for the taking of a deposition intended to preserve evidence for introduction at trial, the arbitrator shall enter such orders as may be necessary to permit the preservation of such Person or Person(s) and such deposition(s) shall not count with respect to any limit imposed by agreement or otherwise on the number of discovery depositions allowed to be taken in connection with the arbitration. Further, upon the written request of either Party, the other Party shall promptly produce documents relevant to the Dispute or reasonably likely to lead to the discovery of admissible evidence. The manner, timing and extent of any further discovery shall be committed to the arbitrator’s sound discretion, provided that under no circumstances shall the arbitrator allow more depositions or interrogatories than permitted by the presumptive limitations set forth in F.R.Civ.P. 30(a)(2)(A) and 22(a). The arbitrator shall levy appropriate sanctions, including an award of reasonable attorneys’ fees, against any party that fails to cooperate in good faith in discovery permitted by this Section 10.6(f) or ordered by the arbitrator.

(g) Within thirty (30) days after the arbitration hearing is closed, the arbitrator shall issue a written award setting forth his or her decision and the reasons thereof. If a Party prevails on a statutory claim that affords the prevailing Party the right to recover attorneys’ fees and/or costs, then the arbitrator shall award to the Party that substantially prevails in the arbitration its costs and expenses, including reasonable attorneys’ fees. The arbitrator’s award shall be final, nonappealable and binding upon the Parties, subject only to the provisions of 9 U.S.C. § 10, and may be entered as a judgment in any court of competent jurisdiction. The arbitrator shall have authority to award any remedy or relief that a court of the State of New York could order or grant, including specific performance of any obligation created under this Agreement, the issuance of an injunction, or the imposition of sanctions for abuse or frustration of the arbitration process. The arbitrator, in the exercise of its sole discretion, shall have authority to award reasonable attorneys’ fees, costs, and expert witness fees to the prevailing Party.

11. NOTICES. Any notices or other communications required or permitted hereunder shall be in writing and shall be considered delivered in all respects when it has been delivered by hand or overnight courier, by acknowledged facsimile transmission followed by the

Asset Purchase Agreement		Execution Version

54

original mailed by certified mail, return receipt requested, or three (3) days after it is mailed by certified mail, return receipt requested, first class postage prepaid, addressed as follows:

To Purchaser:	With a copy to:

NETGEAR, Inc.	Robert S. Tesler, Esq.
350 E. Plumeria Dr.	Wilson Sonsini Goodrich & Rosati
San Jose, CA 95134	One Market Plaza
Attn: General Counsel	Spear Tower, Suite 3300
Fax: (408) 907-8000	San Francisco, CA 94105
E-Mail: rtesler@wsgr.com
Fax: 415-947-2099

To Seller or Shareholder:	With a copy to:

Westell Technologies, Inc.	Walter J. Skipper, Esq.
Westell, Inc.	Quarles & Brady LLP
Attn: President	411 East Wisconsin Avenue
750 N. Commons Drive	Milwaukee WI 53202
Aurora, IL 60504	E-Mail: walter.skipper@quarles.com
Fax: (414) 978-8976

or such other addresses as shall be similarly furnished in writing by either party.

12. EXHIBITS. All exhibits and schedules hereto are by reference incorporated herein and made a part hereof.

13. ENTIRE AGREEMENT; BINDING EFFECT. This Agreement (including all schedules and exhibits attached hereto) contains the entire agreement between the parties hereto with respect to the transactions contemplated herein, and there are no agreements or understandings between the parties other than those set forth herein or executed simultaneously or in connection herewith. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

14. HEADINGS. The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

15. EXPENSES. Except as otherwise specifically provided herein, each of the parties hereto shall be solely responsible for and pay its own consulting, accounting, legal, and other charges and expenses incurred by such party in connection with the negotiation, execution and performance of this Agreement, the related agreements and the transactions contemplated hereby and thereby without obligation to pay or contribute to the expenses incurred by any other party; provided.

16. AMENDMENT. This Agreement may be amended, modified, superseded or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed on behalf of all of the parties hereto or, in the case of a waiver, by the party waiving compliance.

Asset Purchase Agreement		Execution Version

55

17. WAIVER. The failure of any party at any time or times to require performance of any provision of this Agreement shall in no manner affect the right to enforce that provision or any other provision hereof at any time thereafter, except as specifically limited herein.

18. TIME OF THE ESSENCE. Time is deemed to be of the essence with respect to all of the terms, covenants, representations and warranties of this Agreement.

19. ASSIGNMENT. Except as specifically permitted by the terms of this Agreement, neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto without the prior written consent of the other parties; provided, however, that any party may assign its rights (but not delegate its obligations) hereunder to its Affiliates without such prior written consent.

20. COUNTERPARTS; ELECTRONIC SIGNATURE. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement. Each of the parties to this Agreement agrees that a signature affixed to a counterpart of this Agreement and delivered by facsimile or electronic delivery by any Person is intended to be its, his or her signature and shall be valid, binding and enforceable against such Person.

21. THIRD PARTIES. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person other than the parties hereto and their permitted assigns, any rights or remedies under or by reason of this Agreement.

22. SEVERABILITY. The invalidity of any provision or portion of a provision of this Agreement shall not affect the validity of any other provision of this Agreement or the remaining portion of the applicable provision.

23. CERTAIN RULES OF CONSTRUCTION. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent and no rule of strict construction shall be applied against any party by virtue of its counsel having drafted this Agreement or otherwise. The term “including” as used in this Agreement in connection with the listing of items included within a prior reference, shall be interpreted to be illustrative only, and shall not be interpreted as a limitation on or an exclusive listing of the items included within the prior reference. References to Sections herein include all subsections which are subsidiary to the Section referred to. The headings and captions of the Sections and Articles of this Agreement are inserted for convenience only and shall not constitute a part hereof or affect in any way the meaning or interpretation of this Agreement. The Exhibits and Schedules are a part of this Agreement as if fully set out herein.

Asset Purchase Agreement		Execution Version

56

IN WITNESS WHEREOF, each of the parties hereto has executed this Asset Purchase Agreement all as of the day and year first above written.

SELLER:

WESTELL, INC.

By:	/s/ Brian S. Cooper

Its:	Chief Financial Officer, Treasurer and Secretary

SHAREHOLDER:

WESTELL TECHNOLOGIES, INC.

By:	/s/ Brian S. Cooper

Its:	Chief Financial Officer, Treasurer and Secretary

PURCHASER:

NETGEAR, INC.

By:	/s/ Patrick C.S. Lo

Its:	Chairman of the Board and Chief Executive Board

IP PURCHASER:

NETGEAR HOLDINGS LIMITED

By:	/s/ Christopher Page

Its:	Director

Signature Page

Asset Purchase Agreement		Execution Version

EXHIBITS

Exhibit A	Assignment and Assumption Agreement

Exhibit B	Intellectual Property Cross License Agreement

Exhibit C	Non-Competition Agreement

Exhibit D	Master Transition Services Agreement

Exhibit E	Escrow Agreement

Exhibit F	Customer Matters Agreement

Exhibit G	Irrevocable Site License Agreement

Exhibit H	Bill of Sale

Asset Purchase Agreement — Index of Exhibits	Execution Version

SCHEDULES

Schedule 1.1	Designated Employees
Schedule 1.2	Retained Customer
Schedule 1.3	Transferred Contracts
Schedule 2.1(c)	Retained Claims
Schedule 2.1(d)	Prepaid Assets
Schedule 2.1(f)	Non-Assignable Software and Maintenance Contracts
Schedule 2.1(h)	Other Assets
Schedule 2.2(a)(i)	Retained Testing Equipment
Schedule 2.2(a)(ii)	Purchased Assets
Schedule 2.2(b)	Retained Assets – Contracts
Schedule 2.3(c)	Tax Allocation of Purchased Assets
Schedule 3.2(d)(i)	Excluded Liabilities
Schedule 3.2(d)(ii)	Assumed Litigation
Schedule 4.1(c)	Conflicts
Schedule 4.2	Governmental Consents
Schedule 4.3	Financial Statements
Schedule 4.4	Absence of Changes
Schedule 4.5	Powers of Attorney
Schedule 4.6	Litigation
Schedule 4.7(a)	Licenses and Permits
Schedule 4.7(b)	Compliance with Laws
Schedule 4.8(a)	Real Property Description
Schedule 4.8(b)	Exceptions to Title
Schedule 4.8(c)	Condition
Schedule 4.8(d)	Inventory
Schedule 4.9	Taxes
Schedule 4.10	Material Contracts
Schedule 4.11(a)	Patents, Trademarks and Trade Names
Schedule 4.11(b)	IP Included in Purchased Assets
Schedule 4.11(c)	Registered Intellectual Property Right Actions
Schedule 4.11(d)	Enforceability of Purchased IP
Schedule 4.11(e)	Intellectual Property Infringement
Schedule 4.11(g)(ii)	Restrictions on Transfer for CNS Intellectual Property and Purchased Intellectual Property
Schedule 4.11(h)	In-Licenses
Schedule 4.11(i)	Out-Licenses
Schedule 4.11(k)-1	IP Open Source Materials
Schedule 4.11(k)-2	Open Source Materials
Schedule 4.11(m)	Exceptions to Purchased IP
Schedule 4.11(n)	Rights to CNS Intellectual Property
Schedule 4.12	Compliance with Environmental Matters
Schedule 4.13(a)	Transactions with Affiliates

Asset Purchase Agreement — Index of Schedules	Execution Version

Schedule 4.14(a)	Employee Benefit Plans
Schedule 4.14(b)	Current Employees
Schedule 4.15	Labor and Employment Matters
Schedule 4.18	All Necessary Assets
Schedule 4.19	Products
Schedule 4.20	Product Return Policies, Warranties and Liabilities
Schedule 4.22(a)	Customers (April 2010 through December 31, 2010)
Schedule 4.22(b)	Suppliers (April 2010 through December 31, 2010)
Schedule 4.24(a)	Certain Customer; Supply Agreement
Schedule 4.24(b)	Certain Customer; General Purchase Agreement
Schedule 4.25	Complete Copies of Materials
Schedule 6.4	Exception to Conduct Limits
Schedule 6.14(g)	Post-Closing Special Bonus Payments
Schedule 7.3(a)(iii)	Seller Authorizations, Consents and Approvals
Schedule 7.4(d)	Third Party Consents – Seller
Schedule 7.4(g)	Notices to Third Parties
Schedule 8.4(a)(vii)	Illustrative List

Asset Purchase Agreement — Index of Schedules		Execution Version

2